Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

CHORDIANT SOFTWARE, INC.

at

$5.00 Net Per Share

by

MAPLE LEAF ACQUISITION CORP.

a wholly owned subsidiary

of

PEGASYSTEMS INC.

THE OFFER AND THE WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT

(ONE MINUTE PAST 11:59 P.M.), NEW YORK CITY TIME, ON TUESDAY, APRIL 20, 2010,

UNLESS THE OFFER IS EXTENDED

Maple Leaf Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Pegasystems Inc., a Massachusetts corporation (“Pegasystems”), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Chordiant Software, Inc., a Delaware corporation (the “Company”), at a price of $5.00 per Share (as adjusted pursuant to the Merger Agreement (as defined below)), net to the holder thereof in cash without interest (the “Offer Price”), and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase, dated March 24, 2010 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer”). All references herein to “Shares” shall be deemed to include all associated rights to purchase Series A Junior Participating Preferred Stock issued pursuant to the Rights Agreement, dated as of July 10, 2008, between the Company and American Stock Transfer & Trust Co. LLC, as amended.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 14, 2010, by and among Pegasystems, Purchaser and the Company (as may be amended, modified or supplemented from time to time, the “Merger Agreement”).

Under the terms of the Merger Agreement, following the consummation of the Offer and the payment for all Shares tendered pursuant thereto, and subject to certain conditions described in this Offer to Purchase, Purchaser will merge with and into the Company (the “Merger”), with the Company as the surviving corporation and a wholly owned subsidiary of Pegasystems, and all then outstanding Shares will be cancelled and converted into the right to receive the Offer Price, less any required withholding taxes.

The Company’s Board of Directors has unanimously (a) determined that the Merger Agreement is advisable, (b) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are fair to and at a price and on terms that are in the best interests of the Company and the holders of Shares, and (c) approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. The Company’s Board of Directors recommends that holders of Shares tender their Shares pursuant to the Offer and (to the extent necessary) adopt the Merger Agreement.

This Offer is conditioned upon, among other things, the condition that, prior to the expiration date of the Offer (as it may be extended from time to time in accordance with the Merger Agreement), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of Shares that, considered together with all Shares (if any) beneficially owned by Pegasystems and its affiliates, represent a majority of the total number of Shares outstanding at the time of the expiration of the Offer (determined on a fully diluted basis but disregarding any options to purchase Shares having an exercise price per share greater than the Offer Price).

The Offer is also subject to the satisfaction of certain other conditions as described in this Offer to Purchase, including, among other conditions, (i) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of Shares pursuant to the Offer and the Merger must have expired or otherwise have been terminated, (ii) the receipt of certain other approvals or clearances required to be obtained by Pegasystems, Purchaser or the Company from any governmental authority to permit the acceptance for payment of Shares pursuant to the Offer and the acquisition of Shares pursuant to the Merger, (iii) there must not have been issued since the date of the Merger Agreement, by any court of competent jurisdiction, an injunction (that has not been vacated, withdrawn or overturned and that otherwise remains in effect) that prohibits the acceptance for payment of Shares tendered pursuant to the Offer or that prohibits the consummation of the Merger, (iv) there must not have been enacted since the date of the Merger Agreement and remain in effect any law that that prohibits the acceptance for payment of Shares tendered pursuant to the Offer or that prohibits the consummation of the Merger, (v) there must not be pending or threatened any legal proceeding, whether criminal, civil, administrative, investigative or otherwise, at law or in equity, by a governmental entity (A) that seeks to prohibit the acceptance for payment of Shares tendered pursuant to the Offer or the consummation of the Merger, or (B) where an unfavorable judgment would have a material adverse effect on Pegasystems or the Company (as described in the Merger Agreement), and (vi) since the date of the Merger Agreement, no event, condition or set of circumstances has occurred and is continuing that has had, or would reasonably be expected to have, a material adverse effect on the Company (as described in the Merger Agreement). See the “Introduction” of this Offer to Purchase, Section 1 of this Offer to Purchase entitled “Terms of the Offer” and Section 15 of this Offer to Purchase entitled “Conditions to Purchaser’s Obligations” for more details of terms and conditions of the Offer.

IMPORTANT

Any holder of Shares that holds such Shares in such holder’s own name and desires to tender such Shares in the Offer should complete and sign the Letter of Transmittal accompanying this Offer to Purchase in accordance with the instructions therein, and deliver the Letter of Transmittal (together with the stock certificates representing all Shares to be tendered and all other required documents) to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), or in lieu thereof, follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase entitled “Procedure for Tendering Shares.”

Any holder of Shares that holds such Shares in the name of a broker, dealer, commercial bank, trust company or other nominee and desires to tender such Shares in the Offer should request such broker, dealer, commercial bank, trust company or other nominee to tender Shares in the Offer on such holder’s behalf. Holders of Shares who hold such Shares in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee in order to tender Shares in the Offer.

Any holder of Shares who desires to tender Shares in the Offer, but whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, must tender such Shares pursuant to the guaranteed delivery procedures set forth in Section 3 of this Offer to Purchase entitled “Procedure for Tendering Shares.”

Questions and requests for assistance in connection with the Offer should be directed to Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and any other materials related to the Offer may be obtained at Purchaser’s expense from the Information Agent or from brokers, dealers, commercial banks, trust companies or other nominees that hold Shares.

A summary term sheet describing the principal terms of the Offer appears on pages 1 through 6 of this Offer to Purchase, but holders of Shares should read this entire Offer to Purchase carefully before deciding whether to tender Shares in the Offer.

The Depository for the Offer is:

The Information Agent for the Offer is:

March 24, 2010

SUMMARY TERM SHEET

This summary term sheet highlights important and material information contained in this Offer to Purchase but is intended to be an overview only. To fully understand the tender offer described in this Offer to Purchase, and for a more complete description of the terms of such tender offer, you should read carefully this entire Offer to Purchase, the documents incorporated by reference or otherwise referred to in this Offer to Purchase and the Letter of Transmittal provided with this Offer to Purchase. Section references are included to direct you to a more detailed description of the topics discussed in this summary term sheet.

The Offer; Parties to the Offer

Maple Leaf Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Pegasystems Inc., a Massachusetts corporation (“Pegasystems”) is offering (the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Chordiant Software, Inc., a Delaware corporation (the “Company”), at a price of $5.00 per Share (as adjusted pursuant to the Merger Agreement (as defined below)), net to the holder thereof in cash without interest (the “Offer Price”), less any required withholding taxes. All references herein to “Shares” shall be deemed to include all associated rights to purchase Series A Junior Participating Preferred Stock issued pursuant to the Rights Agreement, dated as of July 10, 2008, between the Company and American Stock Transfer & Trust Co. LLC, as amended.

See Section 9 of this Offer to Purchase entitled “Certain Information Concerning Purchaser and Pegasystems.”

The Merger Agreement

Purchaser is making the Offer pursuant to the terms and conditions of an Agreement and Plan of Merger, dated as of March 14, 2010 (as may be amended, supplemented or modified from time to time, the “Merger Agreement”), by and among Pegasystems, Purchaser and the Company.

See Section 13 of this Offer to Purchase entitled “The Transaction Documents; The Merger Agreement.”

Conditions to the Offer

Purchaser will not be obligated to accept for payment, and (subject to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”)), will not be obligated to pay for, and may delay the acceptance for payment of, any Shares validly tendered and not withdrawn pursuant to the Offer (and not theretofore accepted for payment or paid for), and to the extent permitted by the Merger Agreement, may permit the Offer to expire if, upon the expiration of the Offer (as it may have been extended pursuant to the Merger Agreement), among other things (each condition below and the other conditions set forth in Annex I to the Merger Agreement, an “Offer Condition” and collectively, the “Offer Conditions”):

•

there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of Shares that, considered together with all Shares (if any) beneficially owned by Pegasystems and its affiliates, represent a majority of the total number of Shares outstanding at the time of the expiration of the Offer (determined on a fully diluted basis but disregarding any options to purchase

Shares having an exercise price per share greater than the Offer Price (the “Minimum Condition”);

•

the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of Shares pursuant to the Offer and the Merger (as defined below) must have expired or otherwise have been terminated; and

•

the receipt of certain other approvals or clearances required to be obtained by Pegasystems, Purchaser or the Company from any governmental authority to permit the acceptance for payment of Shares pursuant to the Offer and the acquisition of Shares pursuant to the Merger (as defined below).

In addition, Purchaser will not be obligated to accept for payment, and (subject to the rules and regulations of the SEC), will not be obligated to pay for, and may delay the acceptance for payment of, any Shares validly tendered and not withdrawn pursuant to the Offer (and not theretofore accepted for payment or paid for), and to the extent permitted by the Merger Agreement, may terminate or amend the Offer, if any of the following additional conditions have not been satisfied or waived in writing by Pegasystems:

•

the representations and warranties of the Company contained in Sections 3.1(a), 3.2, 3.3(a), 3.3(b), 3.3(c), 3.20, 3.23, 3.24, 3.25 and 3.26 of the Merger Agreement must have been true and correct in all material respects when made and must be true and correct in all material respects as of the expiration of the Offer (as it may have been extended) as if made at and as of such time (other than any such representation or warranty that is made only as of a specified date, which must have been true and correct in all material respects as of such specified date), except, in the case of Section 3.3(a), with respect to deviations in the Company’s actual fully diluted capitalization (including outstanding shares of the Company’s capital stock, options to purchase Shares, restricted stock units or restricted stock awards relating to Shares, or warrants to purchase Shares) from the Company’s fully diluted capitalization as set forth in Section 3.3(a) of the Merger Agreement by an amount that does not exceed one percent (1%) of such fully diluted capitalization; and (ii) the other representations and warranties of the Company contained in Section 3 of the Merger Agreement must have been true and correct in all respects when made and must be true and correct as of the expiration of the Offer (as it may have been extended) as if made at and as of such time (other than any such representation or warranty that is made only as of a specified date, which must have been true and correct as of such specified date); except that notwithstanding anything to the contrary contained in the Merger Agreement, this condition will be deemed to be satisfied even if any of such representations and warranties are not so true and correct unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the Company (as described in the Merger Agreement) (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Company Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties will be disregarded);

•

the covenants or agreements of the Company contained in the Merger Agreement that are required to have been complied with or performed by the Company prior to the time Shares are first accepted pursuant the Offer must have been complied with or performed in all material respects;

•

there must not have been issued since the date of the Merger Agreement, by any court of competent jurisdiction, an injunction (that has not been vacated, withdrawn or overturned and that otherwise remains in effect) that prohibits the acceptance for payment of Shares tendered pursuant to the Offer or that prohibits the consummation of the Merger;

•

there must not have been enacted since the date of the Merger Agreement and remain in effect any law or regulation that that prohibits the acceptance for payment of Shares tendered pursuant to the Offer or that prohibits the consummation of the Merger;

•

there must not be pending or threatened any legal proceeding, whether criminal, civil, administrative, investigative or otherwise, at law or in equity, by a governmental authority (A) that seeks to prohibit the acceptance for payment of Shares tendered pursuant to the Offer or the consummation of the Merger, or (B) where an unfavorable judgment would have a material adverse effect on Pegasystems or the Company (as described in the Merger Agreement); and

•

since the date of the Merger Agreement, no event, condition or set of circumstances has occurred and is continuing that has had, or would reasonably be expected to have, a material adverse effect on the Company (as described in the Merger Agreement).

See Section 15 of this Offer to Purchase entitled “Conditions to Purchaser’s Obligations.”

Expiration of the Offer	The Offer expires at 12:00 Midnight (one minute past 11:59 p.m.), New York City time, on Tuesday, April 20, 2010, unless Purchaser extends the Offer.

See Section 1 of this Offer to Purchase entitled “Terms of the Offer.”

Extensions of the Offer	Purchaser is required to extend the Offer:

•	for any period required by any rule, regulation, interpretation or position of the SEC or its staff or The NASDAQ Stock Market that is applicable to the Offer;

•

if, on the initial expiration date of the Offer (the “Initial Expiration Date”) or any subsequent date as of which the Offer is scheduled to expire, any of the Offer Conditions is not satisfied and has not been waived, then Purchaser must extend (and re-extend) the Offer and its expiration date beyond the initial expiration date of the Offer or such subsequent date for one or more additional periods of up to ten (10) business days each (each an “Additional Offer Period”) to permit such Offer Condition to be satisfied, except that notwithstanding the foregoing, (A) if any of the events set forth in clause “(e)” or clause “(f)” of Annex I of the Merger Agreement has occurred on or before the Initial Expiration Date or the end of any Additional Offer Period (provided that in the case of an injunction described in clause “(e)” of Annex I of the Merger Agreement, such injunction must be final and nonappealable), in no event will Purchaser be required to extend the Offer beyond the Initial Expiration Date or end of such Additional Offer Period, as applicable; and (B) if, at the Initial Expiration Date or the end of any Additional Offer Period, all of the Offer Conditions, except for the Minimum Condition, are satisfied or have been waived, then Purchaser will only be required to extend the Offer and its expiration date beyond the Initial Expiration Date or such subsequent date for one or more additional periods not to exceed an aggregate of thirty (30) business days, to permit the such Offer Condition to be satisfied.

Notwithstanding the foregoing, in no event will Purchaser be required to extend the Offer beyond the date that is four months from the date of the Merger Agreement (as may be extended pursuant to the Merger Agreement), and Purchaser’s obligations to extend the Offer will not be deemed to impair, limit or otherwise restrict in any manner the right of Pegasystems to terminate the Merger Agreement pursuant to its terms.

See Section 1 of this Offer to Purchase entitled “Terms of the Offer.”

Subsequent Offering Period

Immediately following the expiration of the Offer, Purchaser may (but is not committing to) provide for a “subsequent offering period” of not less than three (3) and not more than twenty (20) business days. The subsequent offering period permits Purchaser to permit additional tenders of Shares.

See Section 1 of this Offer to Purchase entitled “Terms of the Offer.”

Ability to Withdraw Tendered Shares

Any Shares that are tendered in the Offer may be withdrawn at any time prior to 12:00 Midnight (one minute past 11:59 p.m.), New York City time, on Tuesday, April 20, 2010, and, unless accepted for payment pursuant to the Offer, may also be withdrawn at any time after Sunday, May 23, 2010.

However, if Purchaser provides for a “subsequent offering period,” Shares that are tendered in the Offer may not be withdrawn during the subsequent offering period. In addition, any Shares that are tendered during the subsequent offering period may not be withdrawn.

See Section 4 of this Offer to Purchase entitled “Withdrawal Rights.”

Certain Effects of the Offer; Deregistration	If the Offer is consummated but the Merger does not occur, the number of stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares.

In addition, Purchaser intends to and will cause the Company to apply for termination of registration of the Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon after the completion of the Offer as the requirements for such delisting and termination are met.

See Section 7 of this Offer to Purchase entitled “Effect of Offer on Listing, Market for Shares and SEC Registration.”

The Merger

If the Offer is consummated, Purchaser accepts and pays for all Shares that are tendered in the Offer and certain other conditions are satisfied, Purchaser will merge with and into the Company (the “Merger”) and all then outstanding Shares will be cancelled and converted into the right to receive the Offer Price, less any required withholding taxes.

If Purchaser holds 90% or more of the outstanding Shares following consummation of the Offer, Pegasystems intends to and will cause Purchaser and the Company to consummate the Merger using the “short-form” merger procedures available under the General Corporation Law of the State of Delaware (the “DGCL”).

If Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer, Pegasystems, Purchaser and the Company will not be permitted to consummate the Merger without the approval of the Company’s stockholders.

Top-Up Option

In order to facilitate the Merger, the Company has granted to Pegasystems and Purchaser a “top-up” option to acquire Shares directly from the Company (the “Top-Up Option”). The purpose of the Top-Up Option is to enable Pegasystems, Purchaser and the Company to consummate the Merger using the “short form” merger procedures available under the DGCL. Under the terms of the Top-Up Option, after Purchaser’s initial acceptance of Shares for payment pursuant to the Offer, Pegasystems and Purchaser may elect to purchase from the Company the number of newly issued Shares equal to the number of Shares that, when added to the number of Shares owned by Pegasystems and the number of Shares owned by Purchaser at the time of exercise of the Top-Up Option, constitutes ten thousand (10,000) shares more than 90% of the number of Shares that would be outstanding immediately after the issuance of all Shares subject to the Top-Up Option, except that the Top-Up Option will not be exercisable if the foregoing number is greater than the aggregate number of Shares that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option.

See Section 13 of this Offer to Purchase entitled “The Transaction Documents.”

Appraisal Rights

No appraisal rights will be available in connection with the Offer. If the Offer is consummated, however, appraisal rights will be available in connection with the Merger under the DGCL for those holders of Shares that do not tender Shares in the Offer.

See Section 17 of this Offer to Purchase entitled “Appraisal Rights.”

Position of the Company’s Board of Directors	The Company’s Board of Directors has unanimously:

•	determined that the Merger Agreement is advisable;

•

determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are fair to and at a price and on terms that are in the best interests of, the Company and the holders of Shares; and

•	approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

The Company’s Board of Directors recommends that holders of Shares tender their Shares pursuant to the Offer and (to the extent necessary) adopt the Merger Agreement.

See the “Introduction” to this Offer to Purchase.

See Section 1 of this Offer to Purchase entitled “Terms of the Offer” and Section 13 of this Offer to Purchase entitled “The Transaction Documents” for a more complete description of the Offer, the Merger and the Merger Agreement.

QUESTIONS AND ANSWERS

Maple Leaf Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Pegasystems Inc., a Massachusetts corporation (“Pegasystems”), is offering (the “Offer”) to purchase all of the outstanding shares (the “Shares”) of common stock, par value $0.001 per share, of Chordiant Software, Inc., a Delaware corporation (the “Company”), at a price of $5.00 per Share (as adjusted pursuant to the Merger Agreement (as defined below)), net to the holder thereof in cash without interest (the “Offer Price”), less any required withholding taxes. All references herein to “Shares” shall be deemed to include all associated rights to purchase Series A Junior Participating Preferred Stock issued pursuant to the Rights Agreement, dated as of July 10, 2008, between the Company and American Stock Transfer & Trust Co. LLC, as amended. The Offer is being made pursuant to the terms of an Agreement and Plan of Merger, dated as of March 14, 2010, by and among Pegasystems, Purchaser and the Company (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”). The following are some of the questions you may have as a holder of Shares in connection with the proposed Offer, and our answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the enclosed Letter of Transmittal because the information provided below is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the enclosed Letter of Transmittal.

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “Purchaser,” “us,” “we” and “our” to refer to Maple Leaf Acquisition Corp. We use the term “Pegasystems” to refer to Pegasystems Inc. and the term “Company” to refer to Chordiant Software, Inc. We use the term “Offer” to refer to the tender offer described in this Offer to Purchase.

Who is offering to buy my Shares?

Purchaser is offering to buy your Shares. Purchaser is a Delaware corporation and a wholly owned subsidiary of Pegasystems. Pegasystems formed Purchaser for the sole purpose of acquiring the Company and, accordingly, Purchaser has not carried on any activities other than in connection with or incident to the proposed acquisition of the Company.

See the “Introduction” to this Offer to Purchase and Section 9 of this Offer to Purchase entitled “Certain Information Concerning Purchaser and Pegasystems.”

How many Shares are you offering to buy?

Purchaser is offering to purchase all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase. See the “Introduction” to this Offer to Purchase and Section 1 of this Offer to Purchase entitled “Terms of the Offer.”

How much are you offering to pay for my Shares?

Purchaser is offering to pay you $5.00 per Share, net to you in cash without interest, less any required withholding taxes. See the “Introduction” to this Offer to Purchase and Section 1 of this Offer to Purchase entitled “Terms of the Offer.”

Will I have to pay any fees or commissions if I tender my Shares?

If you hold your Shares directly as the registered owner and you tender your Shares in the Offer, you will not have to pay brokerage fees or similar expenses in order to tender your Shares in the Offer.

If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and the holder of your Shares tenders such Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to determine whether any charges or fees will apply.

See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to pay for the Shares?

Yes. We estimate that we will need approximately $170 million to purchase all of the Shares pursuant to the Offer and the Merger and to pay all related fees and expenses. As of March 13, 2010, Pegasystems had approximately $208 million in cash, cash equivalents and investments on its balance sheet. Purchaser will have sufficient cash on hand at the expiration of the Offer to pay the Offer Price for all Shares that are validly tendered and not withdrawn in the Offer because Pegasystems will contribute or otherwise advance funds to Purchaser to enable Purchaser to pay for all such Shares. Pegasystems expects to obtain the necessary funds from its existing cash balances. The Offer is not subject to any financing conditions or arrangements.

See Section 10 of this Offer to Purchase entitled “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Shares?

No. We do not believe our financial condition is relevant to your decision to tender your Shares in the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we will acquire all remaining Shares for the same Offer Price in the subsequent Merger.

See Section 10 of this Offer to Purchase entitled “Source and Amount of Funds.”

Does the Company’s Board of Directors recommend that I tender my Shares?

The Company’s Board of Directors has unanimously:

•	determined that the Merger Agreement is advisable;

•

determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are fair to and at a price and on terms that are in the best interests of, the Company and the holders of Shares; and

•	approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

The Company’s Board of Directors recommends that holders of Shares tender their Shares pursuant to the Offer and (to the extent necessary) adopt the Merger Agreement.

See the “Introduction” to this Offer to Purchase.

Is there a deadline for tendering my Shares?

You will have until 12:00 Midnight (one minute past 11:59 p.m.), New York City time, on Tuesday, April 20, 2010 (the “Initial Expiration Date”), to tender your Shares in the Offer, unless we extend the Offer.

If you cannot deliver everything that is required to validly tender your Shares by that time, you may be able to use a guaranteed delivery procedure to tender your Shares. The procedures for tendering your Shares by guaranteed delivery are described in this Offer to Purchase.

See Section 1 of this Offer to Purchase entitled “Terms of the Offer” and Section 3 of this Offer to Purchase entitled “Procedure for Tendering Shares.”

Under what circumstances would you extend the Offer?

We are required to extend the Offer beyond the Initial Expiration Date:

•

for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”) or its staff or The NASDAQ Stock Market that is applicable to the Offer;

•

if, on the Initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any of the Offer Conditions is not satisfied and has not been waived, then Purchaser must extend (and re-extend) the Offer and its expiration date beyond the initial expiration date of the Offer or such subsequent date for one or more additional periods of up to ten (10) business days each (each an “Additional Offer Period”) to permit such Offer Condition to be satisfied, except that notwithstanding the foregoing, (A) if any of the events set forth in clause “(e)” or clause “(f)” of Annex I of the Merger Agreement has occurred on or before the Initial Expiration Date or the end of any Additional Offer Period (provided that in the case of an injunction described in clause “(e)” of Annex I of the Merger Agreement, such injunction must be final and nonappealable), in no event will Purchaser be required to extend the Offer beyond the Initial Expiration Date or end of such Additional Offer Period, as applicable; and (B) if, at the Initial Expiration Date or the end of any Additional Offer Period, all of the Offer Conditions, except for the Minimum Condition, are satisfied or have been waived, then Purchaser will only be required to extend the Offer and its expiration date beyond the Initial Expiration Date or such subsequent date for one or more additional periods not to exceed an aggregate of thirty (30) business days, to permit the such Offer Condition to be satisfied.

Notwithstanding the foregoing, in no event will Purchaser be required to extend the Offer beyond the date that is four months from the date of the Merger Agreement (as may be extended pursuant to the Merger Agreement) and the foregoing will not be deemed to impair, limit or otherwise restrict in any manner the right of Pegasystems to terminate the Merger Agreement pursuant to its terms.

Purchaser also may (but is not committing to) provide for a “subsequent offering period” of between three (3) and twenty (20) business days following the consummation of the Offer.

See Section 1 of this Offer to Purchase entitled “Terms of the Offer” for more details on our ability to extend the Offer.

How will I be notified if you extend the Offer?

If we extend the Offer, we will inform American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.

See Section 1 of this Offer to Purchase entitled “Terms of the Offer.”

What are the most significant conditions to the Offer?

Purchaser will not be obligated to accept for payment, and (subject to the rules and regulations of the SEC), will not be obligated to pay for, and may delay the acceptance for payment of, any Shares validly tendered and not withdrawn pursuant to the Offer (and not theretofore accepted for payment or paid for), and to the extent permitted by the Merger Agreement, may permit the Offer to expire if, upon the expiration of the Offer (as it may have been extended pursuant to the Merger Agreement), among other things (each condition below and the other conditions set forth in Annex I to the Merger Agreement, an “Offer Condition” and collectively, the “Offer Conditions”):

•

there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of Shares that, considered together with all Shares (if any) beneficially owned by Pegasystems and its affiliates, represent a majority of the total number of Shares outstanding at the time of the expiration of the Offer (determined on a fully diluted basis but disregarding any options to purchase Shares having an exercise price per share greater than the Offer Price (the “Minimum Condition”);

•

the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of Shares pursuant to the Offer and the Merger must have expired or otherwise have been terminated; and

•

the receipt of certain other approval or clearance required to be obtained by Pegasystems, Purchaser or the Company from any governmental authority to permit the acceptance for payment of Shares pursuant to the Offer and the acquisition of Shares pursuant to the Merger (as defined below).

In addition, Purchaser will not be obligated to accept for payment, and (subject to the rules and regulations of the SEC), will not be obligated to pay for, and may delay the acceptance for payment of, any Shares validly tendered and not withdrawn pursuant to the Offer (and not theretofore accepted for payment or paid for), and to the extent permitted by the Merger Agreement, may terminate or amend the Offer, if any of the following additional conditions have not been satisfied or waved in writing by Pegasystems:

•

the representations and warranties of the Company contained in Sections 3.1(a), 3.2, 3.3(a), 3.3(b), 3.3(c), 3.20, 3.23, 3.24, 3.25 and 3.26 of the Merger Agreement must have been true and correct in all material respects when made and must be true and correct in all material respects as of the expiration of the Offer (as it may have been extended) as if made at and as of such time (other than any such representation or warranty that is made only as of a specified date, which must have been true and correct in all material respects as of such specified date), except, in the case of Section 3.3(a), with respect to deviations in the Company’s actual fully diluted capitalization (including outstanding shares of the Company’s capital stock, options to purchase Shares, restricted stock units or restricted stock awards relating to Shares, on warrants to purchase Shares) from the Company’s fully diluted capitalization as set forth in Section 3.3(a) of the Merger Agreement by an amount that does not exceed one percent (1%) of such fully diluted capitalization; and (ii) the other representations and warranties of the Company contained in Section 3 of the Merger Agreement must have been true and correct in all respects when made and must be true and correct as of the expiration of the Offer (as it may have been extended) as if made at and as of such time (other than any such representation or warranty that is made only as of a specified date, which must have been true and correct as of such specified date); except that notwithstanding anything to the contrary contained in the Merger Agreement, this condition will be deemed to be satisfied even if any of such representations and warranties are not so true and correct unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the Company (as described in the Merger Agreement) (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Company Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties will be disregarded);

•

the covenants or agreements of the Company contained in the Merger Agreement that are required to have been complied with or performed by the Company prior to the time Shares are first accepted pursuant the Offer must have been complied with or performed in all material respects;

•

there must not have been issued since the date of the Merger Agreement, by any court of competent jurisdiction, an injunction (that has not been vacated, withdrawn or overturned and that otherwise remains in effect) that prohibits the acceptance for payment of Shares tendered pursuant to the Offer or that prohibits the consummation of the Merger,

•

there must not have been enacted since the date of the Merger Agreement and remain in effect any law or regulation that that prohibits the acceptance for payment of Shares tendered pursuant to the Offer or that prohibits the consummation of the Merger;

•

there must not be pending or threatened any legal proceeding, whether criminal, civil, administrative, investigative or otherwise, at law or in equity, by a governmental authority (A) that seeks to prohibit the acceptance for payment of Shares tendered pursuant to the Offer or the consummation of the Merger, or (B) where an unfavorable judgment would have a material adverse effect on Pegasystems or the Company (as described in the Merger Agreement); and

•

since the date of the Merger Agreement, no event, condition or set of circumstances has occurred and is continuing that has had, or would reasonably be expected to have, a material adverse effect on the Company (as described in the Merger Agreement).

See Section 15 of this Offer to Purchase entitled “Conditions to Purchaser’s Obligations.”

How do I tender my Shares?

If you hold your Shares directly as the registered owner, you can tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, not later than the date and time the Offer expires. The Letter of Transmittal is enclosed with this Offer to Purchase. Alternatively, you can follow the procedure for book-entry transfer set forth herein.

If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, the broker, dealer, commercial bank, trust company or other nominee that holds your Shares can tender your Shares on your behalf, and may be able to tender your Shares through The Depository Trust Company. You should contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares for more details.

If you are unable to deliver any documents or instruments that are required to tender your Shares to the Depositary, or to comply with the procedure for book-entry transfer, by the expiration of the Offer, you may gain some extra time by having a broker, a bank or another fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary for the Offer using the enclosed Notice of Guaranteed Delivery. To validly tender Shares in this manner, however, the Depositary must receive the missing items within the time period specified in the Notice of Guaranteed Delivery.

See Section 3 of this Offer to Purchase entitled “Procedure for Tendering Shares.”

May I withdraw previously tendered Shares?

You may withdraw any previously tendered Shares at any time prior to 12:00 Midnight (one minute past 11:59 p.m.), New York City time, on Tuesday, April 20, 2010 or such later date as the Offer may be extended, and, unless accepted for payment pursuant to the Offer, you may also withdraw any previously tendered Shares at any time after Sunday, May 23, 2010.

If we provide for a “subsequent offering period,” however, you will not be able to withdraw any Shares that you previously tendered in the Offer or any of the Shares that you tender during the “subsequent offering period.”

See Section 4 of this Offer to Purchase entitled “Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw Shares that you previously tendered in the Offer, you must deliver a written notice of withdrawal, or a manually signed facsimile of one, with the required information to the Depositary, while you still have the right to withdraw your Shares.

If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee that tendered your Shares to arrange for the withdrawal of your Shares.

See Section 4 of this Offer to Purchase entitled “Withdrawal Rights.”

If I decide not to tender my Shares, what will happen to my Shares?

If the Offer is consummated and certain other conditions are satisfied, Purchaser will merge with and into the Company and all then outstanding Shares will be cancelled and converted into the right to receive the Offer Price, less any required withholding taxes. We use the term “Merger” in this Offer to Purchase to refer to the merger that will follow the Offer.

If the Merger is consummated, holders of Shares who do not tender their Shares in the Offer will receive the same Offer Price that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer and the Merger are consummated, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are: (a) you will be paid earlier if you tender your Shares in the Offer and (b) appraisal rights will not be available to you if you tender Shares in the Offer but will be available to you in the Merger. See Section 17 of this Offer to Purchase entitled “Appraisal Rights.”

If the Offer is consummated but the Merger is not consummated, however, the number of the holders of Shares and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, as described below, the Company may cease making filings with the SEC or otherwise may not be required to comply with the rules relating to publicly held companies.

See the “Introduction” to this Offer to Purchase and Section 7 of this Offer to Purchase entitled “Effect of Offer on Listing, Market for Shares and SEC Registration.”

If the Offer is consummated, will the Company remain a public company?

Following the consummation of the Offer, we will complete the Merger if and when the conditions to the Merger are satisfied. If the Merger is consummated, the Company no longer will be publicly owned. Even if the Merger is not consummated, following the consummation of the Offer:

•	there may not be a public trading market for the Shares; and

•

the Company may cease making filings with the SEC or otherwise cease being required to comply with the rules relating to publicly held companies because we intend to and will cause the Company to apply for termination of registration of the Shares under the Securities Exchange Act of 1934, as amended, as soon after the completion of the Offer as the requirements for such delisting and termination are met.

See Section 7 of this Offer to Purchase entitled “Effect of Offer on Listing, Market for Shares and SEC Registration.”

Will I have appraisal rights in connection with the Offer?

No appraisal rights will be available to you in connection with the Offer. You will, however, be entitled to seek appraisal rights in connection with the Merger if you do not tender Shares in the Offer.

See Section 17 of this Offer to Purchase entitled “Appraisal Rights.”

What is the market value of my Shares as of a recent date?

On March 12, 2010, the last full day of trading before the public announcement of the Merger Agreement, the last sale price of a Share reported was $3.81 per Share. As of March 12, 2010, the last full day of trading before the public announcement of the Merger Agreement, the Offer Price represented a premium of approximately (a) 35.6% over the most recent one (1) month average closing price of Shares, (b) 44.2% over the most recent three (3) month average closing price of Shares, and (c) 44.9% over the most recent six (6) month average closing price of Shares. We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer.

See Section 6 of this Offer to Purchase entitled “Price Range of Shares; Dividends on the Shares.”

What will happen to my Options in the Offer and the Merger?

At the earlier to occur of (a) the time at which Purchaser acquires greater than 90% of the outstanding Shares and (b) the time at which the Merger is effective (the “Corporate Transaction Time”), each option to purchase Shares (each an “Option”) with a per share exercise price that is less than or equal to $6.00, that was granted under the Company’s 2005 Equity Incentive Plan (such plan, the “2005 Plan” and each such Option, a “2005 Option”) and that is outstanding and unexercised immediately prior to the Corporate Transaction Time, whether or not vested, will be assumed by Pegasystems and converted into and become an option to purchase shares of common stock, par value $0.01, of Pegasystems (“Pegasystems Common Stock”) in accordance with the terms (as in effect as of the date of the Merger Agreement) of the 2005 Plan and the terms of the stock option agreement and grant notice by which such 2005 Option is evidenced. All rights with respect to Shares under 2005 Options assumed by Pegasystems will thereupon be converted into options with respect to Pegasystems Common Stock. Accordingly, from and after the Corporate Transaction Time: (i) each 2005 Option assumed by Pegasystems may be exercised solely for shares of Pegasystems Common Stock; (ii) the number of shares of Pegasystems Common Stock subject to each 2005 Option assumed by Pegasystems will be determined by multiplying the number of Shares that were subject to such 2005 Option immediately prior to the Corporate Transaction Time by the 2005 Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Pegasystems Common Stock; (iii) the per share exercise price for the Pegasystems Common Stock issuable upon exercise of each 2005 Option assumed by Pegasystems will be determined by dividing the per share exercise price of Shares subject to such 2005 Option, as in effect immediately prior to the Corporate Transaction Time, by the 2005 Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) subject to the terms of the stock option agreement and grant notice by which such 2005 Option is evidenced, any restriction on the exercise of any 2005 Option assumed by Pegasystems will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such 2005 Option will otherwise remain unchanged as a result of the assumption of such 2005 Option. The “2005 Conversion Ratio” is a fraction having a numerator equal to the Offer Price (subject to adjustment in accordance with the Merger Agreement, and having a denominator equal to the average (weighted based on trading volume) of the closing sale prices of a share of Pegasystems Common Stock as reported on the NASDAQ Global Select Market for each of the five (5) consecutive trading days immediately preceding the date on which the Corporate Transaction Time occurs. All other 2005 Options will be accelerated and, to the extent not exercised by the holder thereof prior to the Corporate Transaction Time, will be terminated as of the Corporate Transaction Time.

Each Option that is not a 2005 Option (a “Non-2005 Option”) with a per share exercise price that is less than or equal to $6.00 and that is outstanding and unexercised immediately prior to the later of (a) the time at which Purchaser acquires at least 50% of the outstanding Shares and (b) the time that Shares are first accepted for payment in the Offer (the “Assumption Time”), whether or not vested, will be assumed by Pegasystems and converted into and become an option to purchase shares of Pegasystems Common Stock in accordance with the terms (as in effect as of the date of the Merger Agreement) of the applicable equity plan and the terms of the stock option agreement and grant notice by which such Non-2005 Option is evidenced. All rights with respect to

Shares under Non-2005 Options assumed by Pegasystems will thereupon be converted into options with respect to Pegasystems Common Stock. Accordingly, from and after the Assumption Time: (i) each Non-2005 Option assumed by Pegasystems may be exercised solely for shares of Pegasystems Common Stock; (ii) the number of shares of Pegasystems Common Stock subject to each Non-2005 Option assumed by Pegasystems will be determined by multiplying the number of Shares that were subject to such Non-2005 Option immediately prior to the Assumption Time by the Other Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Pegasystems Common Stock; (iii) the per share exercise price for the Pegasystems Common Stock issuable upon exercise of each Non-2005 Option assumed by Pegasystems will be determined by dividing the per share exercise price of Shares subject to such Non-2005 Option, as in effect immediately prior to the Assumption Time, by the Other Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) subject to the terms of the stock option agreement and grant notice by which such Non-2005 Option is evidenced, any restriction on the exercise of any Non-2005 Option assumed by Pegasystems will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Non-2005 Option will otherwise remain unchanged as a result of the assumption of such Non-2005 Option. The “Other Conversion Ratio” will be equal to the fraction having a numerator equal to the Offer Price, and having a denominator equal to the average (weighted based on trading volume) of the closing sale prices of a share of Pegasystems Common Stock as reported on the NASDAQ Global Select Market for each of the five (5) consecutive trading days immediately preceding the date on which the Assumption Time occurs. All other Non-2005 Options will be accelerated and, to the extent not exercised by the holder thereof prior to the Assumption Time, will be terminated as of the Assumption Time.

Can holders of vested Options participate in the Offer?

The Offer is only for Shares that are outstanding and not for any Options. If you hold vested but unexercised Options and you wish to participate in the Offer, you must exercise your Options in accordance with the terms of the applicable option plan and any agreements relating thereto, and tender the Shares received upon the exercise in accordance with the terms of the Offer. If you do not exercise your vested Options, your options will be treated as set forth above under “What will happen to my Options in the Offer and the Merger?”

What will happen to my Restricted Stock in the Offer and the Merger?

If you have any outstanding Shares that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company (“Restricted Stock”) you may tender your Restricted Stock in the Offer. At the time the Merger Agreement was executed, all Restricted Stock vested and the restrictions thereon lapsed.

What will happen to my restricted stock units in the Offer and the Merger?

If you have any unvested restricted stock units under any applicable restricted stock unit agreement with the Company (the “RSUs”), you may not tender your RSUs in the Offer. At the time Shares are first accepted for payment in the Offer, your RSUs will vest in full and, at the effective time of the Merger and pursuant to the Merger, each RSU will be converted into the right to receive an amount of cash equal to the Offer Price, less applicable withholding taxes.

What are the material U.S. federal income tax consequences of tendering Shares?

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes.

In general, a holder of Shares who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. If the Shares sold or exchanged constitute capital assets in the hands of the holder thereof, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 15% under current law if the Shares were held for more than one year, and if held for one year or less such capital gains will be subject to tax at ordinary income tax rates.

See Section 5 of this Offer to Purchase entitled “Material U.S. Federal Income Tax Consequences.”

We recommend that you consult your own tax advisors as to the particular tax consequences to you of the Offer and the Merger, including the effect of U.S. federal, state and local tax laws or non-U.S. tax laws.

Whom should I call if I have questions about the Offer?

You may call Innisfree M&A Incorporated, the information agent for the Offer. See the back cover of this Offer to Purchase for contact information and further information on how to obtain answers to your questions.

To the Holders of Common Stock of Chordiant Software, Inc.:

INTRODUCTION

Maple Leaf Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Pegasystems Inc., a Massachusetts corporation (“Pegasystems”), hereby offers to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Chordiant Software, Inc., a Delaware corporation (the “Company”) at a price of $5.00 per Share (as adjusted pursuant to the Merger Agreement (as defined below)), net to the holder thereof in cash without interest (the “Offer Price”), less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”). All references herein to “Shares” shall be deemed to include all associated rights to purchase Series A Junior Participating Preferred Stock issued pursuant to the Rights Agreement, dated as of July 10, 2008, between the Company and American Stock Transfer & Trust Co. LLC, as amended (the “Rights Agreement”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 14, 2010 (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Pegasystems, Purchaser and the Company. Purchaser is a corporation newly formed by Pegasystems in connection with the proposed acquisition of the Company. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser and further provides that, upon the terms and subject to certain conditions of the Merger Agreement, Purchaser will be merged with and into the Company (the “Merger”), and the Company will continue as the surviving corporation (the “Surviving Corporation”) and be a wholly owned subsidiary of Pegasystems. The Merger is subject to certain conditions, including the approval and adoption of the Merger Agreement by stockholders of the Company, if such approval is required by applicable law. See Section 12 entitled “Purpose of the Offer; The Merger; Plans for the Company” of this Offer to Purchase. In the Merger, each outstanding Share (other than (a) Shares owned by Pegasystems, Purchaser or any other wholly owned subsidiary of Pegasystems, (b) Shares owned by the Company or any wholly owned subsidiary of the Company, in each case immediately prior to the Effective Time (as defined below) (whether pursuant to the Offer or otherwise), and (c) Shares owned by stockholders who have neither voted in favor of adoption of the Merger Agreement nor consented thereto in writing and who have properly and validly exercised their dissenters’ rights of appraisal in respect of such Shares pursuant to the DGCL (as defined below)) will be converted into and become a right to receive the Offer Price, less any required withholding taxes. The Merger Agreement is more fully described in Section 13 of this Offer to Purchase entitled “The Transaction Documents,” which also contains a discussion of the treatment of stock options and other Company equity awards.

Tendering holders of Shares who are record holders of their Shares and tender directly to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Holders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees. Purchaser or Pegasystems will pay all charges and expenses of the Depositary and Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”) for their respective services in connection with the Offer and the Merger. See Section 18 entitled “Fees and Expenses” of this Offer to Purchase.

The Company’s Board of Directors has unanimously (i) determined that the Merger Agreement is advisable, (ii) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are fair to and at a price and on terms that are in the best interests of the Company and the holders of Shares, and (iii) approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. The Company’s Board of Directors recommends that holders of Shares tender their Shares pursuant to the Offer and (to the extent necessary) adopt the Merger Agreement.

The Company has advised Pegasystems that, at the meeting of the Company’s Board of Directors on March 14, 2010, Morgan Stanley & Co. Incorporated, the Company’s financial advisor (“Morgan Stanley”), rendered its oral opinion, subsequently confirmed in writing, that as of March 14, 2010, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the $5.00 per share in cash to be received by holders of Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders. The full text of the written opinion of Morgan Stanley, dated as of March 14, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to the Company’s Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Offer and is being mailed to holders of Shares with this Offer to Purchase. Morgan Stanley’s opinion was addressed to the Company’s Board of Directors and only addresses the fairness, from a financial point of view, to the holders of Shares of the $5.00 per Share in cash consideration to be received by such holders pursuant to the Merger Agreement. Morgan Stanley’s opinion does not address the prices at which the Shares will trade at any time and does not constitute an opinion or recommendation to any stockholder as to whether such stockholder should tender any Shares pursuant to the Offer or as to how any stockholder should vote on any matter relating to the transactions.

This Offer is conditioned upon, among other things, the condition that, prior to the expiration date of the Offer (as it may be extended from time to time in accordance with the Merger Agreement), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of Shares that, considered together with all Shares (if any) beneficially owned by Pegasystems and its affiliates, represent a majority of the total number of Shares outstanding at the time of the expiration of the Offer (determined on a fully diluted basis but disregarding any options to purchase Shares (“Options”) having an exercise price per share greater than the Offer Price (such condition, the “Minimum Condition”).

The Company has represented that as of March 12, 2010 there were (i) 30,508,289 Shares issued and outstanding, (ii) 804,601 restricted stock units or restricted stock award relating to Shares, and (iii) outstanding options to purchase 4,118,175 Shares, of which 1,822,734 had an exercise price below the Offer Price. Neither Pegasystems nor Purchaser currently beneficially owns any Shares except insofar as the Tender and Voting Agreements described in Section 13 entitled “The Transaction Documents; Tender and Voting Agreements” of this Offer to Purchase may be deemed to constitute beneficial ownership. Pegasystems and Purchaser disclaim such beneficial ownership. Based on the foregoing, Purchaser believes that approximately 16,567,813 Shares must be validly tendered and not withdrawn prior to the expiration of the Offer in order for the Minimum Condition to be satisfied, assuming no additional Share issuances by the Company (including pursuant to exercises of options to purchase Shares with an exercise price equal to or higher than the Offer Price). Shares held by the Company’s directors and executive officers that are eligible to be tendered in the Offer represent, in the aggregate, approximately 1% of the outstanding Shares as of March 12, 2010, and these directors and officers have agreed to tender their Shares into the Offer pursuant to Tender and Voting Agreements (as defined below). See Section 1 of this Offer to Purchase entitled “Terms of the Offer.”

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 entitled “Withdrawal Rights” of this Offer to Purchase. The term “Expiration Date” means 12:00 Midnight (one minute past 11:59 p.m.), New York City time, on Tuesday, April 20, 2010 (the “Scheduled Expiration Date”), unless Purchaser has extended the period of time for which the Offer is open, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended by Purchaser, will expire.

Under the Merger Agreement, Purchaser has also agreed that it will be required to extend the Offer beyond the Scheduled Expiration Date:

•	for any period required by any rule, regulation, interpretation or position of the SEC or its staff or The NASDAQ Stock Market that is applicable to the Offer; and

•

if, on the Scheduled Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any of the conditions to the Offer, including the Minimum Condition and the other conditions set forth in Annex I to the Merger Agreement (each an “Offer Condition” and collectively, the “Offer Conditions”) is not satisfied and has not been waived, then Purchaser must extend (and re-extend) the Offer and its expiration date beyond the initial expiration date of the Offer or such subsequent date for one or more additional periods of up to ten (10) business days each (each an “Additional Offer Period”) to permit such Offer Condition to be satisfied, except that notwithstanding the foregoing, (A) if any of the events set forth in clause “(e)” or clause “(f)” of Annex I of the Merger Agreement has occurred on or before the Scheduled Expiration Date or the end of any Additional Offer Period (provided that in the case of an injunction described in clause “(e)” of Annex I of the Merger Agreement, such injunction must be final and nonappealable), in no event will Purchaser be required to extend the Offer beyond the Scheduled Expiration Date or end of such Additional Offer Period, as applicable; and (B) if, at the Scheduled Expiration Date or the end of any Additional Offer Period, all of the Offer Conditions, except for the Minimum Condition, are satisfied or have been waived, then Purchaser will only be required to extend the Offer and its expiration date beyond the Scheduled Expiration Date or such subsequent date for one or more additional periods not to exceed an aggregate of thirty (30) business days, to permit the such Offer Condition to be satisfied.

Purchaser’s ability and obligation to extend the Offer is subject to the parties’ right to terminate the Merger Agreement if the Offer and Merger are not consummated by the date that is four months from the date of the Merger Agreement (subject to extension under certain circumstances) and the parties’ rights otherwise to terminate the Merger Agreement and the Offer pursuant to the terms of the Merger Agreement.

Purchaser also may, and Purchaser hereby reserves the right to, make available a subsequent offering period (a “Subsequent Offering Period”) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of not fewer than three (3) business days nor more than twenty (20) business days immediately following the expiration of the Offer. There can be no assurance that Purchaser will exercise its right to extend the Offer or make available a Subsequent Offering Period.

Purchaser has also agreed in the Merger Agreement that, without the prior written consent of the Company, it will not (i) change or waive the Minimum Condition; (ii) decrease the number of Shares sought to be purchased by Purchaser in the Offer; (iii) reduce the Offer Price to be paid pursuant to the Offer; (iv) extend or otherwise change the Expiration Date (except to the extent permitted or required pursuant under the Merger Agreement); (v) change the form of consideration payable in the Offer; (vi) impose any condition to the Offer in addition to the Offer Conditions; or (vii) amend, modify or supplement any of the Offer Conditions in any manner adverse to the holders of Shares.

The Offer is conditioned upon satisfaction of the Minimum Condition. The Offer also is subject to other terms and conditions. See Section 15 of this Offer to Purchase entitled “Conditions to Purchaser’s Obligations.” Purchaser believes that approximately 16,567,813 Shares must be validly tendered and not withdrawn prior to the Expiration Date in order for the Minimum Condition to be satisfied, assuming no additional Share issuances by the Company (including pursuant to exercises of Options with an exercise price equal to or higher than the Offer Price).

Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of any Shares (or delay payment for any Shares, regardless of whether such Shares were theretofore accepted for payment) pending the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the receipt of certain other approvals or clearances required to be obtained by Pegasystems, Purchaser or the Company from any governmental authority to permit the acceptance for payment of Shares pursuant to the Offer and the acquisition of Shares pursuant to the Merger, or, subject to the limitations set forth in the Merger Agreement, not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for upon the failure of any of the Offer Conditions, by giving oral or written notice of such delay or termination to the Depositary. Purchaser’s right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

Except as set forth above, and subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right to waive any condition to the Offer (other than the Minimum Condition), increase the Offer Price or amend the Offer in any respect. Any extension of the period during which the Offer is open, or delay in acceptance for payment or payment, termination or amendment of the Offer, will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of Purchaser under such rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release and making any appropriate filing with the SEC.

If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material Offer Condition, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(c) and 14(e)-1 under the Exchange Act (which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform them of such changes) or otherwise. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum ten (10) business day period is generally required to allow for adequate dissemination to stockholders and investor response. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight (one minute past 11:59 p.m.), New York City time.

The Company has provided Purchaser with the Company’s list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn prior to the Expiration Date promptly after the Expiration Date. Subject to compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 1 entitled “Terms of the Offer” and Section 15 entitled “Conditions to Purchaser’s Obligations” of this Offer to Purchase. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”), pursuant to the procedure set forth in Section 3 entitled “Procedure for Tendering Shares” of this Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal with all required signature guarantees (unless, in the case of a book-entry transfer, an Agent’s Message (as defined below) is utilized), and (iii) any other documents required by the Letter of Transmittal.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the aggregate purchase price with the Depositary, which will act as agent for tendering holders of Shares for the purpose of receiving payment from Purchaser and transmitting such payment to tendering holders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser’s rights under Section 15 of this Offer to Purchase entitled “Conditions to Purchaser’s Obligations,” the Depositary, nevertheless, on behalf of Purchaser, may retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering holders of Shares are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase entitled “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid on the purchase price for Shares by Purchaser by reason of any delay in making such payment.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering holder of Shares (or, in the case of Shares delivered by book-entry transfer to DTC, such Shares will be credited to an account maintained within DTC), promptly after the expiration, termination or withdrawal of the Offer.

If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares in the Offer, such increased consideration will be paid to all holders of Shares whose Shares are purchased pursuant to the Offer.

3.	Procedure for Tendering Shares.

Valid Tenders. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other required documents, or an Agent’s Message in the case of a book-entry delivery, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) certificates representing such Shares must be received by the Depositary or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedure set forth below. No alternative, conditional or contingent tenders will be accepted. Delivery of documents to DTC does not constitute delivery to the Depositary.

Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through book-entry at DTC, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, or an Agent’s Message, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

Signature Guarantee. Signatures on the Letter of Transmittal need not be guaranteed by a member firm of a registered national securities exchange (registered under Section 6 of the Exchange Act), by a member firm of the Financial Industry Regulatory Authority, Inc., by a commercial bank or trust company having an office or correspondent in the United States or by any other “Eligible Guarantor Institution,” as defined in Rule 17Ad-15 under the Exchange Act (collectively, “Eligible Institutions”), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal, or (ii) as noted in the following sentence. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for unpurchased Shares are to be issued or returned, to a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

Guaranteed Delivery. If a holder of Shares desires to tender Shares pursuant to the Offer and such holder’s certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares nevertheless may be tendered if such tender complies with all of the following guaranteed delivery procedure:

•	the tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

•

the certificates representing all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary within three (3) NASDAQ Global Select Market trading days after the date of such Notice of Guaranteed Delivery. If certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each such delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

The method of delivery of certificates representing Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and sole risk of the tendering holder of Shares and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for the Shares (or a Book-Entry Confirmation), and (ii) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal (or, as applicable, an Agent’s Message).

Backup Federal Income Tax Withholding. To prevent federal income tax backup withholding with respect to payment of the purchase price of Shares purchased pursuant to the Offer, each holder of Shares must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal or by otherwise certifying such holder’s exemption from backup withholding. Certain holders of Shares (including, among others, certain corporations and non-U.S. individuals and entities) are not subject to backup withholding. Holders of Shares who are not U.S. citizens or U.S. resident aliens should complete a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, or other Form W-8 if applicable to provide the information and certification necessary to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

Determinations of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties, subject to the tendering holder’s right to bring any dispute with respect thereto before a court of competent jurisdiction. Purchaser reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any of the Offer Conditions (other than as prohibited by the Merger Agreement, as described in Section 1 entitled “Terms of the Offer” of this Offer to Purchase) or any defect or irregularity in the tender of any Shares. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders of Shares or incur any liability for failure to give any such notification.

Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering holder of Shares irrevocably appoints Purchaser, its officers and any other designee, and each of them, as the attorneys-in-fact and proxies of such holder, each with full power of substitution and re-substitution, to the full extent of such holder’s rights with respect to the Shares tendered by such holder and accepted for payment by Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase), including, without limitation, the right to vote such Shares in such manner as such attorney and proxy or his substitute, in his sole discretion, deems proper. All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by the holder of Shares with respect to such Shares will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will be deemed ineffective). The designees of Purchaser will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such holder of Shares as they in their sole judgment deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, Purchaser or its designees must be able to exercise full voting rights with respect to such Shares, including, without limitation, voting at any meeting of the Company’s stockholders then scheduled.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of the Offer. Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering holder and Purchaser upon the terms and subject to the conditions of the Offer.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, also may be withdrawn at any time after Sunday, May 23 2010, except that there will be no withdrawal rights during any Subsequent Offering Period. If on the Expiration Date all Offer Conditions have been met or waived, Purchaser must promptly accept and pay for all Shares tendered and not withdrawn prior to the Expiration Date and any Shares tendered during any Subsequent Offering Period pursuant to Rule 14d-11 under the Exchange Act. If purchase of or payment for Shares is delayed for any reason or if Purchaser is unable to purchase or pay for Shares for any reason, then, without prejudice to Purchaser’s rights under the Offer, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn except to the extent that tendering holders of Shares are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer may fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received before the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 entitled “Procedure for Tendering Shares” of this Offer to Purchase, any notice of withdrawal also must specify the name and number of the account at DTC to be credited with the withdrawn Shares.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer but may be re-tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 entitled “Procedure for Tendering Shares” of this Offer to Purchase.

5.	Material U. S. Federal Income Tax Consequences.

The following is a summary of the material U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or are exchanged for cash in the Merger (including pursuant to the exercise of appraisal rights). The discussion applies only to holders that hold their Shares as capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are in special tax situations, such as insurance companies, tax-exempt organizations or non-U.S. persons, or to persons holding Shares as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction, or whose functional currency is not the U.S. dollar. This discussion does not address any other aspect of U.S. federal taxation or any aspect of state, local or non-U.S. taxation.

The material U.S. federal income tax consequences set forth below are based upon current law. Because individual circumstances may differ, each holder of Shares should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such holder and the particular tax effects of the Offer and the Merger to such holder, including the application and effect of U.S. federal, state, local, non-U.S. and other tax laws.

The receipt of cash for Shares pursuant to the Offer or the Merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder’s adjusted income tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or exchanged for cash in the Merger. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts (if any) that are or are deemed to be interest for U.S. federal income tax purposes, which will be taxed as ordinary income) and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year. In general, capital gains recognized by an individual will be subject to (a) a maximum U.S. federal income tax rate of 15% under current law if the Shares were held for more than one year and (b) ordinary income tax rates if held for one year or less. Capital losses may be subject to limits on deductibility.

Payments in connection with the Offer or the Merger may be subject to “backup withholding” at a 28% rate. See Section 3 entitled “Procedure for Tendering Shares” of this Offer to Purchase. Backup withholding generally applies if the holder of Shares (a) fails to furnish its social security number or other taxpayer identification number (“TIN”), (b) furnishes an incorrect TIN, or (c) fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that the holder is not subject to backup withholding. Backup withholding is not an additional tax and may be refunded by the U.S. Internal Revenue Service (the “IRS”) to the extent it results in an overpayment of tax if the proper paperwork is timely filed with the IRS. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Corporations are generally not subject to backup withholding. Each holder of Shares should consult with such holder’s own tax advisor as to such holder’s qualification for exemption from backup withholding and the procedure for obtaining such exemption. Each non-corporate holder of Shares should complete and submit the Substitute Form W-9 included in the Letter of Transmittal. Persons not eligible to complete a Form W-9 (i.e., holders of Shares who are not U.S. citizens or U.S. resident aliens) should complete a Form W-8BEN (or other Form W-8, if applicable) in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

6.	Price Range of Shares; Dividends on the Shares.

The Shares currently trade on The NASDAQ Global Market (the “Nasdaq”) under the symbol “CHRD.” The following table sets forth the high and low closing sales prices per Share for the periods indicated, as reported on published financial sources.

	High	Low
Year Ended September 30, 2008:
First Quarter	$16.60	$7.75
Second Quarter	9.00	5.69
Third Quarter	6.42	4.55
Fourth Quarter	6.28	4.50
Year Ending September 30, 2009:
First Quarter	$4.75	$2.15
Second Quarter	3.19	2.08
Third Quarter	4.24	2.93
Fourth Quarter	4.17	3.51
Year Ending September 30, 2010:
First Quarter	$3.97	$2.58
January 1-March 12	3.96	3.02

On March 12, 2010, the last full day of trading before the public announcement of the Merger Agreement, the last sale price of a Share reported was $3.81 per Share. As of March 12, 2010, the last full day of trading before the public announcement of the Merger Agreement, the Offer Price represented a premium of approximately (a) 35.6% over the most recent one (1) month average closing price of Shares, (b) 44.2% over the most recent three (3) month average closing price of Shares, and (c) 44.9% over the most recent six (6) month average closing price of Shares. Holders of Shares are urged to obtain current market quotations for the Shares and to review all information received by them from the Company, including the materials referred to in Section 8 of this Offer to Purchase entitled “Certain Information Concerning the Company.”

The Company has never declared or paid any cash dividends on the Shares. Pursuant to the Merger Agreement, the Company has agreed not to declare, set aside or pay any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s capital stock.

7.	Effect of Offer on Listing, Market for Shares and SEC Registration.

The purchase of the Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares, if any, held by holders of Shares other than Purchaser.

Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on Nasdaq. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continuing inclusion in Nasdaq, the market for the Shares could be adversely affected. According to Nasdaq’s published guidelines, the Shares would not meet the criteria for continued listing on Nasdaq if, among other things, the number of publicly held Shares were less than 750,000, the aggregate market value of the publicly held Shares was less than $5,000,000 or there were fewer than two market makers for the Shares. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet these standards, the quotations on Nasdaq will be discontinued. In the event the Shares are no longer quoted on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if there are fewer than 300 record holders of Shares. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to holders of Shares the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the SEC under the Exchange Act; the officers, directors and 10% stockholders of the Company would no longer be subject to the “short-swing” insider trading reporting and profit recovery provisions of the Exchange Act or the proxy statement requirements of the Exchange Act in connection with stockholders’ meetings; and the Shares would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board’s “margin list.” Furthermore, if such registration were terminated, persons holding “restricted securities” of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Purchaser intends to and will cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8.	Certain Information Concerning the Company.

Except as specifically set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon information furnished by the Company or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Neither Pegasystems nor Purchaser has any knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, neither Pegasystems nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Pegasystems or Purchaser.

General. Chordiant Software, Inc. was incorporated in California in March 1991 and reincorporated in Delaware in October 1997. Its principal executive offices are located at 20400 Stevens Creek Boulevard, Suite 400, Cupertino, California 95014, and the telephone number of the Company is (408) 517-6100. The Company leads the advancement of Customer Experience Management (CEM) solutions to help global brands multiply customer lifetime value. The Company, and its Cx Enterprise Foundation, Chordiant Decision Management (CDM) and Chordiant Marketing Director (CMD) Solutions, arms marketing, customer service and customer loyalty executives with a suite of predictive and adaptive decisioning applications to deliver an order of magnitude improvement in customer experience.

Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements, the last one having been filed with the SEC on December 18,

2009 and distributed to the Company’s stockholders. Such information also will be available in the Schedule 14D-9, which also contains other important information concerning the Company and which holders of Shares should read in its entirety. Such reports, proxy statements, and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information filed electronically with the SEC.

9. Certain Information Concerning Purchaser and Pegasystems.

Purchaser is a Delaware corporation incorporated on March 9, 2010, with principal executive offices at 101 Main Street, Cambridge, Massachusetts 02142. The telephone number of its principal executive offices is (617) 374-9600. To date, Purchaser has engaged in no activities other than those incident to its formation and the commencement of the Offer and the execution and delivery of the Merger Agreement and the transactions contemplated by the Merger Agreement. Purchaser is a wholly owned subsidiary of Pegasystems.

Pegasystems is a Massachusetts corporation incorporated in 1983. Pegasystems’ principal executive offices are located at 101 Main Street, Cambridge, Massachusetts 02142. The telephone number of Pegasystems’ principal executive offices is (617) 374-9600. Pegasystems develops, markets, licenses, and supports software to automate complex, changing business processes. Pegasystems’ software enables organizations to build, deploy, and change enterprise applications easily and quickly by directly capturing business objectives, automating programming, and automating work, and its customers use such software and services to improve their customer service, manage new business, and facilitate case management

The name, business address, current principal occupation or employment, five year material employment history and citizenship of each director and executive officer of Purchaser and Pegasystems and certain other information are set forth on Annex I hereto.

Except as set forth under the heading “Tender and Voting Agreements” in Section 13 entitled “The Transaction Documents” and elsewhere in this Offer to Purchase or Annex I to this Offer to Purchase: (i) none of Pegasystems and Purchaser and, to the knowledge of Pegasystems and Purchaser, the persons listed in Annex I hereto or any associate or majority owned subsidiary of Pegasystems, Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of Pegasystems, Purchaser and, to the knowledge of Pegasystems and Purchaser, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of the Company during the past sixty (60) days; (iii) none of Pegasystems, Purchaser and, to the knowledge of Pegasystems and Purchaser, the persons listed in Annex I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Pegasystems, Purchaser, any of Pegasystems’ other subsidiaries or, to knowledge of Pegasystems and Purchaser, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Pegasystems, Purchaser, any of Pegasystems’ other subsidiaries or, to Pegasystems’ and Purchaser’s knowledge, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Additional Information. Pegasystems is subject to the informational requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Pegasystems is required to disclose in proxy statements certain information, as of particular dates, concerning its directors and certain of its officers, their remuneration, stock options granted to them, the principal holders of its securities, any material interests of such persons in transactions with Pegasystems and other matters. Such reports, proxy statements and other information are available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to the Company in Section 8 entitled “Certain Information Concerning the Company” of this Offer to Purchase.

10.	Source and Amount of Funds.

The Offer is not subject to any financing conditions or arrangements. Pegasystems and Purchaser estimate that Purchaser will need approximately $170 million to purchase all of the Shares pursuant to the Offer and the Merger and to pay all related fees and expenses. As of March 13, 2010, Pegasystems had approximately $208 million in cash, cash equivalents and investments on its balance sheet. Purchaser will have sufficient cash on hand at the expiration of the Offer to pay the offer price for all Shares that are tendered in the Offer because Pegasystems will contribute or otherwise advance funds to Purchaser to enable Purchaser to pay for the Shares that are tendered in the Offer. Pegasystems expects to obtain the necessary funds from its existing cash balances.

11.	Background of Offer; Past Contacts or Negotiations with the Company.

The information set forth below regarding the Company was provided by the Company or has been taken from or is based upon publicly available documents filed with the SEC, and none of Pegasystems, the Purchaser or any of their respective affiliates takes any responsibility for the accuracy or completeness of any information regarding meetings or discussion in which Pegasystems or its affiliates or representatives did not participate.

As part of the continuous evaluation of its businesses and plans, Pegasystems’ Board of Directors regularly considers a variety of strategic options and transactions, including possible acquisition opportunities.

On May 10, 2008, Alan Trefler, Founder and Chief Executive Officer of Pegasystems, contacted Steven R. Springsteel, Chairman of the Board, President and Chief Executive Officer of the Company, by e-mail to express an interest in meeting in person to discuss potential business opportunities between their respective companies. Such meeting occurred on May 20, 2008 and, following that meeting, additional conversations were held on July 10, 2008 and November 25, 2008 between Mr. Trefler and Mr. Springsteel during which potential business opportunities between their respective companies were again discussed.

In response to an e-mail received from Mr. Springsteel on February 3, 2009, Mr. Trefler and Mr. Springsteel had a telephone conversation where Mr. Springsteel indicated that the Company was soliciting Pegasystems’ interest in a potential transaction involving the Company as part of a process that the Company’s Board of Directors had authorized. Mr. Trefler expressed interest in pursuing further discussions. Following that telephone call, the Company sent a draft of the Confidentiality Agreement to Pegasystems. Over the course of the next couple of weeks, representatives of Pegasystems and Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Pegasystems (“WSGR”), negotiated the terms of the Confidentiality Agreement with representatives of the Company and Cooley Godward Kronish LLP, counsel to the Company (“Cooley”).

At the beginning of February 2009, Pegasystems entered into an engagement letter with WSGR to assist in due diligence review of the Company and advise Pegasystems with respect to a potential transaction between Pegasystems and the Company.

On February 9, 2009, Marcus Hatfield, Senior Director of Corporate Development at Pegasystems, sent an e-mail to representatives of Morgan Stanley to request certain information about the Company to assist Pegasystems in preparing a proposal regarding a potential transaction.

On February 16, 2009, Pegasystems and the Company entered into the Confidentiality Agreement and, that following week, Pegasystems commenced its due diligence investigation of the Company, including holding a meeting between representatives of Pegasystems and representatives of the Company’s management in San Francisco, California. On February 18, 2009, the Company granted representatives of Pegasystems and its advisors access to an electronic data room containing certain non-public information concerning the Company.

On February 23, 2009, Pegasystems’ Board of Directors held a meeting to discuss the potential transaction with Pegasystems’ management, including the due diligence investigation done by Pegasystems to date. After discussion of the potential transaction involving the Company, Pegasystems’ Board of Directors approved the submission of a non-binding indication of interest letter to the Company. Such letter was sent to Mr. Springsteel on February 24, 2009, and indicated a price range of $4.75 to $5.75 per Share in cash, subject to the satisfactory completion of Pegasystems’ due diligence review.

Between March 6, 2009 and March 19, 2009, representatives of Pegasystems and WSGR continued to conduct a due diligence review of the Company, including review of Company documents in the data room and multiple due diligence meetings and conference calls with representatives of the Company.

On March 6, 2009, representatives of Morgan Stanley sent to Mr. Hatfield an initial draft of the Merger Agreement contemplating a transaction structure whereby Pegasystems would commence a tender offer to acquire the Company, followed by a short-form merger, and requested that Pegasystems provide a detailed mark-up of the agreement by a certain deadline.

On March 16, 2009, Pegasystems and the Company amended the Confidentiality Agreement to provide for the treatment of the most highly-confidential non-public information concerning the Company by limiting access to such information to certain representatives of Pegasystems and its advisors.

On March 19, 2009, Pegasystems’ Board of Directors held a meeting to further review and discuss with Pegasystems’ management the potential transaction and to discuss and approve sending another non-binding indication of interest letter to the Company (the “March 19 Letter”). That letter was sent to Mr. Springsteel the same day and indicated a price range of $5.20 to $5.50 per Share in cash, subject to the satisfactory completion of Pegasystems’ due diligence review, and which was accompanied by a detailed mark-up of the draft Merger Agreement that had previously been delivered by Morgan Stanley.

Between March 19, 2009 and April 3, 2009, representatives of Pegasystems and WSGR, as well as other advisors to Pegasystems, continued their due diligence review of the Company.

On March 23, 2009, Mr. Trefler and Mr. Springsteel spoke to discuss the March 19 Letter, including the Company’s desire for a single price point per Share as opposed to a range, as well as the ongoing due diligence process and schedule for the potential transaction

Over the course of the next week, there were additional conversations held between Pegasystems and its representatives and advisors and the Company and its representatives and advisors concerning the potential transaction and due diligence matters.

On April 2, 2009, Pegasystems’ Board of Directors held a meeting at which they discussed the Company’s financial performance in its second fiscal quarter and other due diligence matters, and determined that, based on the Company’s financial performance for such period and other feedback from the Company, Pegasystems could not continue discussions regarding a potential transaction with the Company at the price range indicated in the March 19 Letter.

On April 3, 2009, during a telephone conversation, Mr. Springsteel advised Mr. Trefler that unless a single price point per Share was proffered by Pegasystems, the Company intended to terminate Pegasystems’ access to the Company’s data room. Mr. Trefler expressed concern over the Company’s second fiscal quarter operating results and indicated that he wanted to reach out to Pegasystems’ Board of Directors again about pricing. Although additional conversations occurred the same day between representatives of Pegasystems and representatives of Morgan Stanley, an agreement on price per Share could not be reached.

On April 10, 2009, Mr. Springsteel sent a letter to Pegasystems requesting, in accordance with the terms of the Confidentiality Agreement, that Pegasystems return or destroy all non-public information provided by the Company to Pegasystems. On May 14, 2009, Pegasystems notified the Company that it had destroyed the Company’s confidential information consistent with the terms of the Confidentiality Agreement.

On April 11, 2009, Mr. Hatfield contacted a representative of Morgan Stanley inquiring on the status of any sale discussions the Company was having with other parties. At that time, Mr. Hatfield indicated that Pegasystems would not re-engage unless there was renewed momentum in the Company’s business.

No further discussions were held between Pegasystems and the Company until January 2010.

On January 6, 2010, Mr. Hatfield contacted representatives of Morgan Stanley to get an update on the Company’s business and discuss a potential transaction between Pegasystems and the Company. Later on January 6, 2010, CDC Software Corporation (“CDC”), at the time a holder of approximately 1.3% of the Company’s outstanding Shares, announced that it had made an unsolicited offer to purchase all of the outstanding Shares for $3.46 per Share in cash and CDC stock (the “CDC Proposal”). Afterwards, representatives of Bridge Street Advisory Services, a division of Financial Telesis Inc., financial advisor to Pegasystems (“Bridge Street”), an affiliate of an advisor which had been retained in 2009 to assist Pegasystems in evaluating potential acquisition opportunities, contacted representatives of Morgan Stanley to discuss the CDC Proposal.

On January 7, 2010, Mr. Hatfield received a call from representatives of Morgan Stanley indicating that the Company’s Board of Directors would be meeting in response to the CDC Proposal. During that call, representatives of Morgan Stanley offered to have the Company’s management host a conference call with Pegasystems’ management to provide an update on the Company’s business.

On January 8, 2010, Pegasystems’ Board of Directors met to discuss, among other things, recent developments with respect to the Company and Morgan Stanley’s offer to make the Company’s management available to provide an update to the Company’s business. At that meeting, Pegasystems’ Board of Directors authorized management to re-engage in discussions with the Company. Later that day, Pegasystems delivered to the Company a letter stating Pegasystems’ interest in renewing discussions regarding a potential transaction with the Company and that Pegasystems was prepared to make an offer that is at least as competitive as the CDC Proposal.

On January 20, 2010, representatives of Pegasystems and Bridge Street spoke with representatives of the Company and Morgan Stanley to review the Company’s financial results for its first fiscal quarter, the three-month period ending on December 31, 2009.

On February 10, 2010, Pegasystems’ Board of Directors held a meeting during which Pegasystems’ management and representatives of Bridge Street discussed and reviewed with Pegasystems’ Board of Directors a potential transaction with the Company. At that meeting, Pegasystems’ Board of Directors discussed and subsequently approved sending a non-binding indication of interest letter to the Company. Such letter (the “February 15 Letter”) was sent to the Company’s Board of Directors on February 15, 2010, and indicated a price of $4.75 per Share in cash, subject to the satisfactory completion of a confirmatory due diligence review by Pegasystems’ management and its advisors.

On February 19, 2010, Mr. Hatfield and representatives of Bridge Street and Morgan Stanley spoke to discuss the February 15 Letter. Representatives of Morgan Stanley indicated that the $4.75 price per Share in Pegasystems’ February 15 Letter would not be acceptable to the Company, and that, in addition, to move forward with discussions, Pegasystems would need to sign an amendment extending the “standstill” and “non-solicitation of employees” provisions of the Confidentiality Agreement.

On February 21, 2010, Mr. Trefler and Mr. Springsteel spoke to discuss the February 15 Letter. Mr. Springsteel indicated that the price of $4.75 per Share set forth in the February 15 Letter was unacceptable and that he was not authorized to comment on what price might be acceptable to the Company’s Board of Directors. Mr. Trefler requested approval to gain access to certain due diligence documents that were archived following the discussions between the two companies in the spring of 2009 to enable Pegasystems to refine its proposal with respect to a potential transaction, which access was granted on February 22, 2010.

On February 25, 2010, Pegasystems sent another non-binding indication of interest letter (the “February 25 Letter”) to the Company’s Board of Directors, which indicated a price of $5.00 per Share in cash, subject to the satisfactory completion of a confirmatory due diligence review by Pegasystems and its advisors, and requesting that the Company grant Pegasystems a short period of exclusivity to complete the transaction.

On February 26, 2010, Mr. Hatfield and representatives of Morgan Stanley spoke to discuss the terms contained in the February 25 Letter as well as the process for moving forward with further discussions on a potential transaction on an expedited basis.

On March 1, 2010, Mr. Hatfield received a call from representatives of Morgan Stanley indicating that the Company’s Board of Directors had met and reviewed the February 25 Letter, and that the Company was prepared for follow-up discussions and to share additional non-public information. Representatives of Morgan Stanley also indicated that the Company’s Board of Directors was generally not supportive of granting a period of exclusivity, but would offer exclusivity if Pegasystems offered a price of $5.25 per Share in cash. Morgan Stanley also re-iterated that Pegasystems would need to sign an amendment extending the “standstill” and “non-solicitation of employees” provisions of the Confidentiality Agreement as a condition to moving forward with further discussions regarding a potential transaction. Mr. Hatfield indicated that Pegasystems was not prepared to move beyond the $5.00 per Share in cash price set forth in the February 25 Letter. Later that day, Mr. Hatfield and representatives of Bridge Street spoke again with a representative of Morgan Stanley to confirm that Pegasystems’ offer of $5.00 per Share was acceptable as a basis upon which to move forward with discussions, but subject to negotiation on the terms of the Merger Agreement.

Also on March 1, 2010, Mr. Trefler met with Mr. Springsteel in San Francisco, California to discuss, among other things, the terms of the February 25 Letter and conducting due diligence in furtherance of a potential transaction. Mr. Springsteel indicated that Pegasystems could be granted a period of exclusivity if Pegasystems were to offer a price of $5.25 per Share in cash, and that as a condition to any continuing discussions, Pegasystems would need to sign an amendment extending the “standstill” provisions of the Confidentiality Agreement. Mr. Trefler indicated resistance to executing an extension to the “standstill” provision.

On March 2, 2010, Pegasystems and the Company amended the Confidentiality Agreement to extend the “standstill” provision and between March 3 and March 14, 2010, representatives of Pegasystems and WSGR, as well as Pegasystems’ other advisors, conducted a due diligence review of the Company with the cooperation of the Company and Cooley.

Between March 2 and 5, 2010, multiple meetings were held telephonically and in person between representatives of Pegasystems, the Company and Bridge Street to discuss various financial and business aspects of the Company. These discussions were continued on March 9, 2010. Representatives from Morgan Stanley participated in the March 4, 2010 meetings.

On March 3, 2010, Pegasystems and the Company amended the Confidentiality Agreement to provide for the treatment of the most highly-confidential non-public information concerning the Company by limiting access to such information to certain representatives of Pegasystems, WSGR and certain of Pegasystems’ other advisors.

Commencing March 3, 2010, Pegasystems and WSGR continued their due diligence efforts, including meetings with representatives of the Company in Palo Alto and San Jose, California, and Cambridge, Massachusetts, and representatives of Cooley and WSGR spoke by telephone and exchanged draft documents frequently to negotiate the terms of the Merger Agreement and ancillary documents.

Also on March 3, 2010, representatives of WSGR, after consultation with Pegasystems regarding the material terms, provided to the Company a draft of the Merger Agreement and a draft of the Tender and Voting Agreement to be entered into between Pegasystems, Purchaser and each of the directors and executive officers of the Company.

On March 8, 2010, representatives of Cooley provided to WSGR a revised draft of the Merger Agreement and on March 9, 2010, representatives of Cooley provided to WSGR a draft of the confidential disclosure schedule to be furnished by the Company pursuant to the Merger Agreement and a revised draft of the Tender and Voting Agreement.

Between March 8 and March 12, 2010 representatives of Pegasystems, the Company, and their respective legal, financial, accounting and other advisors spoke on multiple occasions to negotiate the terms of the Merger Agreement, and representatives of WSGR and Cooley exchanged multiple drafts of the Merger Agreement, confidential disclosure schedules and the Tender and Voting Agreement.

On March 13, 2010, representatives of Pegasystems, the Company, and their respective legal and financial advisors had a conference call to discuss the outstanding matters in the Merger Agreement.

Beginning at approximately 10 a.m. Eastern time on March 14, 2010, Pegasystems’ Board of Directors met to consider the terms of the potential transaction with the Company. Each of the members of Pegasystems’ Board of Directors was in attendance at the meeting, as were members of Pegasystems’ management and its financial and outside legal advisors. In particular, at the meeting, representatives of Pegasystems and WSGR discussed and answered questions regarding the business, legal, accounting, tax and other due diligence findings and the terms of the Merger Agreement and the transactions contemplated thereby. In addition, Pegasystems’ management made various presentations to Pegasystems’ Board of Directors regarding the potential transaction and due diligence findings, and discussed the potential benefits and risks of the transaction to Pegasystems. Further, Bridge Street presented its financial analyses to Pegasystems’ Board of Directors, and delivered its oral opinion, which was subsequently confirmed in writing, that, as of the date of the opinion, the aggregate consideration to be paid by Pegasystems to the Company’s stockholders in the Offer and the Merger was fair, from a financial point of view, to Pegasystems. After a full discussion of the proposed transaction and an executive session of Pegasystems’ Board of Directors, Pegasystems’ Board of Directors unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and authorized Pegasystems’ management to execute the Merger Agreement. Purchaser’s Board of Directors also approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. After the meeting, Pegasystems’ management informed the Company, and Mr. Hatfield informed representatives of Morgan Stanley, that Pegasystems’ and Purchaser’s respective Boards of Directors had approved the Merger Agreement.

Commencing at 5:00 pm Pacific time on March 14, 2010, the Company’s Board of Directors convened a meeting to discuss and approve the Merger Agreement and the terms of the transaction. During the course of that meeting, representatives of WSGR and representatives of Cooley convened a conference call to negotiate the final outstanding points in the Merger Agreement.

Later on March 14, 2010, representatives of Pegasystems, the Company, and their respective legal advisors completed final drafting of the Merger Agreement and ancillary documents. Authorized officers of Pegasystems, Purchaser and the Company thereafter executed the Merger Agreement. Concurrently, each director and executive officer of the Company executed a Tender and Voting Agreement with Pegasystems and the Purchaser.

Early in the morning on March 15, 2010, Pegasystems and the Company issued a joint press release announcing the execution of the Merger Agreement.

On March 24, 2010, in accordance with the terms of the Merger Agreement, Purchaser commenced the Offer.

The Schedule 14D-9, which will be filed by the Company with the SEC and mailed to the Company’s stockholders with this Offer to Purchase, includes additional information on the background, negotiations and other activities relating to potential transactions involving the Company and parties other than Pegasystems. See Item 4(b) of the Schedule 14D-9 entitled “Background and Reasons for the Recommendation.”

12.	Purpose of the Offer; The Merger; Plans for the Company.

Purpose. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Purchaser to acquire all Shares not purchased pursuant to the Offer. If the Offer is successful, Purchaser and Pegasystems intend to consummate the Merger as promptly as practicable. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Pegasystems. The Offer is being made pursuant to the Merger Agreement.

Approval. Under the General Corporation Law of the State of Delaware (the “DGCL”), the approval of the Company’s Board of Directors and the affirmative vote of the holders of a majority of the outstanding Shares may be required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Company’s Board of Directors has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below, the only remaining required corporate action of the Company is the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the Shares (the “Stockholder Vote”). If the Stockholder Vote is required, Pegasystems intends to cause the Company’s Board of Directors to set the record date for the Stockholder Vote for a date as promptly as practicable following the consummation of the Offer. Accordingly, if the Minimum Condition is satisfied, we believe Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholders.

Stockholder Meeting. In the Merger Agreement, the Company has agreed, if the Stockholder Vote is required, to convene a meeting of its stockholders following consummation of the Offer for the purpose of considering and voting on the adoption of the Merger Agreement. The Company, acting through its Board of Directors, has further agreed that, if a stockholder meeting is convened, the Company’s Board of Directors will recommend that stockholders of the Company vote to adopt the Merger Agreement. At any such meeting, all of the Shares then owned by Pegasystems and Purchaser and by any of Pegasystems’ other subsidiaries, and all Shares for which the Company has received proxies to vote, will be voted in favor of the adoption of the Merger Agreement.

Board Representation. See Section 13 of this Offer to Purchase entitled “The Transaction Documents.” Pegasystems currently intends to designate at least a majority of the directors of the Company following consummation of the Offer. It is currently anticipated that Pegasystems will designate Alan Trefler, Craig Dynes, Shawn Hoyt and Max Meyer to serve as directors of the Company following consummation of the Offer. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company’s conduct of its business and operations.

Short-form Merger. Under the DGCL, if Purchaser acquires, pursuant to the Offer, at least 90% of the outstanding Shares, Purchaser will be able to approve and effect the Merger without a vote of the Company’s stockholders. In such event, Pegasystems and Purchaser anticipate that they will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company’s stockholders. However, if Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company’s stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger. In this case, however, if the Minimum Condition is met, Purchaser and Pegasystems could exercise the Top-Up Option (as defined below) and acquire sufficient Shares such that Purchaser would own over 90% of the outstanding Shares and could approve the Merger under the DGCL without the vote of the Company’s stockholders. This is because the Company has sufficient authorized but unissued Shares to be able to issue such number of Shares. Provided that Purchaser has acquired and paid for the Shares tendered pursuant to the Offer, and following the expiration of any subsequent offering period by Purchaser provided pursuant to the Merger Agreement, the Company has agreed to convene a meeting of its stockholders as promptly as practicable following consummation of the Offer to consider and vote on the Merger, if the Stockholder Vote is required.

Rule 13e-3. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions and under certain circumstances may be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the Expiration Date at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

Plans for the Company. Pegasystems and the Company have commenced a detailed integration review and planning process in order to consider the manner and timing of the integration of the business and operations of Pegasystems and the Company following the completion of the Merger. The integration planning process will include a detailed review of the Company, including its business, operations, properties, assets, products, management, personnel and systems. This integration planning process will continue throughout the pendency of the Offer and the Merger, but will not be implemented until the completion of the Merger.

Extraordinary Corporate Transactions. Except as described above or elsewhere in this Offer to Purchase, Pegasystems and Purchaser have no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in the Company’s Board of Directors or management, any material change in the Company’s capitalization or dividend policy or any other material change in the Company’s corporate structure or business. Upon the consummation of the Offer and the Merger, Pegasystems anticipates that it will integrate the Company’s business and operations into Pegasystems’ business and operations and Pegasystems will review the desirability of specific changes to the Company’s corporate structure or business at that time.

13.	The Transaction Documents.

Merger Agreement

The following is a summary of the material provisions of the Merger Agreement, a copy of which has been filed as Exhibit 2.1 to the Current Report on Form 8-K filed by Pegasystems on March 15, 2010. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference herein.

Conditions to Obligations of Purchaser. See Section 15 of this Offer to Purchase entitled “Conditions to Purchaser’s Obligations.”

Schedule 14D-9. The Merger Agreement provides that the Company will file with the SEC contemporaneously with the initial dissemination of the Schedule TO and offer to purchase and related letter of transmittal and other offer documents, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to the other provisions of the Merger Agreement, will contain the unanimous recommendation of the Company’s Board of Directors that holders of Shares tender their Shares pursuant to the Offer and (to the extent necessary) adopt the Merger Agreement. The Merger Agreement provides that Pegasystems will cause the Schedule 14D-9 to be mailed to the holders of Shares together with the Offer Documents, promptly after the commencement of the Offer. Pursuant to the Merger Agreement, the Company will cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and all other applicable legal requirements.

Top-Up Option Following Offer. The Company granted to Pegasystems and Purchaser an option (the “Top-Up Option”), exercisable only upon the terms and subject to the conditions set forth in the Merger Agreement, to purchase with cash or a promissory note bearing interest at 3% per annum and maturing on the first anniversary of the date of execution of such promissory note, at a price per share equal to the Offer Price, that number of newly issued Shares (the “Top-Up Option Shares”) equal to the number of Shares that, when added to the number of Shares owned by Pegasystems and the number of Shares owned by Purchaser at the time of exercise of the Top-Up Option, constitutes ten thousand (10,000) Shares more than 90% of the number of Shares that would be outstanding immediately after the issuance of all Top-Up Option Shares, except that the Top-Up Option will not be exercisable if the foregoing number is greater than the aggregate number of Shares that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option.

Pegasystems or Purchaser may exercise the Top-Up Option at any one time after the initial acceptance for payment by Purchaser of the Shares pursuant to the Offer (the “Acceptance Time”).

If the Minimum Condition is met, Purchaser and Pegasystems could exercise the Top-Up Option and acquire sufficient Shares such that Purchaser would own over 90% of the outstanding Shares and could approve the Merger under the DGCL without the vote of the Company’s stockholders. This is because the Company has sufficient authorized but unissued Shares to be able to issue such number of Shares.

Merger. The Merger Agreement provides that after the purchase of the Shares pursuant to the Offer, and as soon as practicable after the adoption of the Merger Agreement by the stockholders of the Company, to the extent required by the DGCL, and the satisfaction or waiver of certain other conditions contained in the Merger Agreement, Purchaser will be merged with and into the Company, with the Company continuing as the Surviving Corporation in the Merger under the corporate name it possesses immediately prior to the Merger.

Vote Required to Approve Merger. See Section 12 of this Offer to Purchase entitled “Purpose of the Offer; the Merger; Plans for the Company.”

Conversion of Securities. At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (a) Shares owned by Pegasystems, Purchaser or any other wholly owned subsidiary of Pegasystems, (b) Shares owned by the Company or any wholly owned subsidiary of the Company, in each case immediately prior to the Effective Time (whether pursuant to the Offer or otherwise), and (c) Shares owned by stockholders who have neither voted in favor of adoption of the Merger Agreement nor consented thereto in writing and who have properly and validly exercised their dissenters’ rights of appraisal in respect of such Shares pursuant to the DGCL) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price, less any required withholding taxes, upon the surrender of the certificate representing such Share.

Treatment of the Company Options. At the earlier to occur of (a) the time at which Purchaser acquires greater than 90% of the outstanding Shares and (b) the Effective Time (the “Corporate Transaction Time”), each Option with a per share exercise price that is less than or equal to $6.00, that was granted under the Company’s 2005 Equity Incentive Plan (such plan, the “2005 Plan” and each such Option, a “2005 Option”) and that is outstanding and unexercised immediately prior to the Corporate Transaction Time, whether or not vested, will be assumed by Pegasystems and converted into and become an option to purchase shares of common stock, par value $0.01, of Pegasystems (“Pegasystems Common Stock”) in accordance with the terms (as in effect as of the date of the Merger Agreement) of the 2005 Plan and the terms of the stock option agreement and grant notice by which such 2005 Option is evidenced. All rights with respect to Shares under 2005 Options assumed by Pegasystems will thereupon be converted into options with respect to Pegasystems Common Stock. Accordingly, from and after the Corporate Transaction Time: (i) each 2005 Option assumed by Pegasystems may be exercised solely for shares of Pegasystems Common Stock; (ii) the number of shares of Pegasystems Common Stock subject to each 2005 Option assumed by Pegasystems will be determined by multiplying the number of Shares that were subject to such 2005 Option immediately prior to the Corporate Transaction Time by the 2005 Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Pegasystems Common Stock; (iii) the per share exercise price for the Pegasystems Common Stock issuable upon exercise of each 2005 Option assumed by Pegasystems will be determined by dividing the per share exercise price of Shares subject to such 2005 Option, as in effect immediately prior to the Corporate Transaction Time, by the 2005 Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) subject to the terms of the stock option agreement and grant notice by which such 2005 Option is evidenced, any restriction on the exercise of any 2005 Option assumed by Pegasystems will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such 2005 Option will otherwise remain unchanged as a result of the assumption of such 2005 Option. The “2005 Conversion Ratio” is a fraction having a numerator equal to the Offer Price (subject to adjustment in accordance with the Merger Agreement, and having a denominator equal to the average (weighted based on trading volume) of the closing sale prices of a share of Pegasystems Common Stock as reported on Nasdaq for each of the five (5) consecutive trading days immediately preceding the date on which the Corporate Transaction Time occurs. All other 2005 Options will be accelerated and, to the extent not exercised by the holder thereof prior to the Corporate Transaction Time, will be terminated as of the Corporate Transaction Time.

Each Option that is not a 2005 Option (a “Non-2005 Option”) with a per share exercise price that is less than or equal to $6.00 and that is outstanding and unexercised immediately prior to the later of (a) the time at which Purchaser acquires at least 50% of the outstanding Shares and (b) the Acceptance Time (the “Assumption Time”), whether or not vested, will be assumed by Pegasystems and converted into and become an option to purchase shares of Pegasystems Common Stock in accordance with the terms (as in effect as of the date of the Merger Agreement) of the applicable equity plan and the terms of the stock option agreement and grant notice by which such Non-2005 Option is evidenced. All rights with respect to Shares under Non-2005 Options assumed by Pegasystems will thereupon be converted into options with respect to Pegasystems Common Stock. Accordingly, from and after the Assumption Time: (i) each Non-2005 Option assumed by Pegasystems may be exercised solely for shares of Pegasystems Common Stock; (ii) the number of shares of Pegasystems Common Stock subject to each Non-2005 Option assumed by Pegasystems will be determined by multiplying the number of Shares that were subject to such Non-2005 Option immediately prior to the Assumption Time by the Other Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Pegasystems Common Stock; (iii) the per share exercise price for the Pegasystems Common Stock issuable upon exercise of each Non-2005 Option assumed by Pegasystems will be determined by dividing the per share exercise price of Shares subject to such Non-2005 Option, as in effect immediately prior to the Assumption Time, by the Other Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) subject to the terms of the stock option agreement and grant notice by which such Non-2005 Option is evidenced, any restriction on the exercise of any Non-2005 Option assumed by Pegasystems will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Non-2005 Option will otherwise remain unchanged as a result of the assumption of such Non-2005 Option. The “Other Conversion Ratio” will be equal to the fraction having a numerator equal to the Offer Price, and having a denominator equal to the average (weighted based on trading volume) of the closing sale prices of a share of Pegasystems Common Stock as reported on Nasdaq for each of the five (5) consecutive trading days immediately preceding the date on which the Assumption Time occurs. All other Non-2005 Options will be accelerated and, to the extent not exercised by the holder thereof prior to the Assumption Time, will be terminated as of the Assumption Time.

Treatment of Stock-Based Awards. Pegasystems and Purchaser agreed that the Company will take any actions necessary to ensure that each Share outstanding immediately prior to the Assumption Time that constitutes a restricted stock unit or a restricted stock award relating to Shares (each a “Stock-Based Award” and collectively, “Stock-Based Awards”) outstanding immediately prior to the Assumption Time will become vested in accordance with the terms of the Company’s equity plans and the applicable award agreements and grant notices, with the result that no such Share or Stock-Based Award shall remain subject to repurchase rights in favor of the Company following the Acceptance Time.

Conditions to Obligations to Effect the Merger. The obligations of each of the parties to effect the Merger are subject to the following conditions:

•	if the adoption of the Merger Agreement by holders of Shares is required by the DGCL, the Merger Agreement must have been adopted by the requisite vote of such holders in accordance with the DGCL;

•

no injunction has been issued by a court of competent jurisdiction and is continuing that prohibits the consummation of the Merger, and no law has been enacted since the date of the Merger Agreement and remains in effect that prohibits the consummation of the Merger, except that prior to invoking this provision, each of Pegasystems, Purchaser and the Company must use its commercially reasonable efforts to have any such injunction lifted; and

•	the Acceptance Time must have occurred.

Board of Directors. If requested by Pegasystems, following the Acceptance Time, the Company will, subject to compliance with applicable law, use commercially reasonable efforts to take all actions necessary to cause persons designated by Pegasystems to become directors of the Company so that the total number of such directors designated by Pegasystems equals that number of directors, rounded up to the next whole number, determined by multiplying (a) the total number of directors on the Company’s Board of Directors by (b) the percentage that the number of Shares purchased by Purchaser pursuant to the Offer bears to the total number of Shares issued and outstanding at the Acceptance Time. In no event, however, will Pegasystems be entitled to designate any directors to serve on the Company’s Board of Directors unless it is the beneficial owner of Shares entitling it to exercise at least a majority of the voting power of the outstanding Shares.

The Company will use commercially reasonable efforts to secure the resignation of directors or to increase the size of the Company’s Board of Directors (or both) to the extent necessary to permit Pegasystems’ designees to be elected or appointed to the Company’s Board of Directors, except that prior to the Effective Time, the

Company’s Board of Directors must have at least two members who, while each such person is a member of the Company’s Board of Directors, are not affiliates, representatives or designees of Pegasystems or Purchaser and were members of the Company’s Board of Directors prior to the date of the Merger Agreement, and any successor of any such director who, while such successor is a member of the Company’s Board of Directors, is not an affiliate, representative or designee of Pegasystems or Purchaser and was recommended or elected to succeed such director by a majority of such directors. From time to time after the Acceptance Time, the Company will, subject to compliance with applicable law, use commercially reasonable efforts to take all action necessary to cause the individuals so designated by Pegasystems to constitute substantially the same percentage (rounding up where appropriate) as is on the Company’s Board of Directors on: (i) each committee of the Company’s Board of Directors, (ii) the Board of Directors of each subsidiary of the Company, and (iii) each committee of the Board of Directors of each such subsidiary, in each case to the fullest extent permitted by all applicable laws, and specifically including the Marketplace Rules of The NASDAQ Global Market.

It is currently anticipated that Pegasystems will designate Alan Trefler, Craig Dynes, Shawn Hoyt and Max Meyer to serve as directors of the Company following consummation of the Offer. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company’s conduct of its business and operations.

Representations and Warranties. The Merger Agreement contains various customary representations and warranties from Pegasystems, Purchaser and the Company, including representations and warranties of the Company concerning the following matters:

•	Due incorporation, good standing and subsidiaries of the Company;

•	Organizational documents of the Company;

•	Capitalization of the Company;

•	SEC filings and financial statements;

•	Absence of certain changes or events;

•	Intellectual property rights;

•	Tangible assets and real property;

•	Contracts;

•	Compliance with legal requirements;

•	Governmental authorizations;

•	Tax matters;

•	Employee benefit plans;

•	Labor matters;

•	Environmental matters;

•	Insurance;

•	Certain business practices;

•	Customers and suppliers;

•	Affiliate transactions;

•	Authority of the Company and binding nature of the Merger Agreement;

•	Stockholder vote required;

•	Non-contravention and consents;

•	Section 203 of the DGCL;

•	Opinion of financial advisor;

•	Brokers and fees and expenses;

•	Company’s rights agreement; and

•	Schedule 14D-9 and offer documents.

The assertions embodied in such representations and warranties were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Merger Agreement, including information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Merger Agreement. Accordingly, holders of Shares should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of a specific date and are modified in important part by the underlying disclosure schedules. In addition, certain representations and warranties may be subject to a contractual standard of materiality different from what might be viewed as material to investors and security holders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Pegasystems’ or the Company’s public disclosures.

Conduct of the Company’s Business Pending the Acceptance Time. During the period from the date of the Merger Agreement through the earlier of the Acceptance Time or the date of termination of the Merger Agreement, except (i) to the extent Pegasystems otherwise consents in writing (which consent will not unreasonably withheld, except in the case of any of paragraphs (b), (d), (e), (f), (h), (j), (n), (o), (r) and (u) below), (ii) as set forth in the disclosure schedule furnished by the Company pursuant to the Merger Agreement, (iii) as expressly required by the Merger Agreement, or (iv) as may be required under any applicable law: (A) the Company will, and will cause each of its subsidiaries to, (1) carry on its business in the ordinary course and in compliance in all material respects with all applicable laws, (2) pay its liabilities, debts and taxes when due, and (3) use commercially reasonable efforts to (I) preserve substantially intact its present business organization, (II) keep available the services of its present officers and employees (but without preventing the termination of employment of any employee for cause, as determined by the Company in its sole discretion), and (III) maintain in all material respects its relationships with any persons with which it has material business relationships; and (B) the Company will not, and will cause its subsidiaries not to:

(a)	amend the Company’s or any or any of its subsidiaries organizational documents;

(b)	amend, terminate or grant any waiver under the Rights Agreement;

(c)	split, combine or reclassify any shares of the Company’s or any of its subsidiary’s capital stock;

(d)

declare, set aside or pay any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s capital stock, or any purchase, redemption or other acquisition by the Company or any of its subsidiaries of any of the Company’s capital stock or any other securities of the Company or its subsidiaries or any Option, any warrant to purchase Shares (a “Warrant”), any Stock-Based Awards or rights to acquire any such shares or other securities other than (i) repurchases from holders of shares issued pursuant to Options or Stock-Based Awards following their termination pursuant to the terms of their pre-existing award agreements, and (ii) as may be required pursuant to the Rights Agreement as in effect on the date of the Merger Agreement;

(e)

form any material subsidiary or acquire, or agree to acquire, by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole, except that without limiting the generality of the foregoing, passive investments of less than 1% in the equity interests of publicly traded companies as part of the Company’s cash management program will not be deemed to violate this provision;

(f)

issue any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock, other than (i) Options or Stock-Based Awards granted pursuant to the Company’s equity compensation plans in the ordinary course of business consistent with past practice, (ii) Shares issuable upon exercise or vesting of Options and Stock-Based Awards, or (iii) as may be required pursuant to the Rights Agreement as in effect on the date of the Merger Agreement;

(g)

transfer, lease or license to any third party, or create any material liens (other certain permitted liens) on, any properties or assets of the Company or any of its subsidiaries, other than (i) the sale, lease, license or disposition of property or assets which are not material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole, and (ii) non-exclusive licenses of the Company’s products and services, in each case in the ordinary course of business consistent with past practice;

(h)

incur any indebtedness for borrowed money, guaranty such indebtedness, enter into any capital lease or enter into any contract contemplating any such transaction, except in the ordinary course of business consistent with past practice and which is not, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole;

(i)

(A) enter into a contract that, if entered into prior to the date of the Merger, would be a material contract (other than customer and supplier Contracts entered into in the ordinary course of business consistent with past practices and certain employment agreements) or (B) materially amend or prematurely terminate any such contracts or knowingly waive, release or assign any material rights under any such contracts (except in the ordinary course of business consistent with past practice);

(j)

(A) increase or decrease the compensation or fringe benefits (except for increases or decreases of cash compensation to current non-officer employees in the ordinary course of business consistent with past practice), whether orally or in writing, or pay any bonus (except for bonuses made to current employees pursuant to existing employee benefit plans of the Company and its subsidiaries in the ordinary course of business consistent with past practice), (B) adopt, change, or terminate, whether orally or in writing, any severance, change of control, termination or bonus plan, or policy, (C) enter into, whether orally or in writing, any employment, severance, termination, change of control or indemnification agreement or any employment-related agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated by the Merger Agreement (either alone or upon the occurrence of additional or subsequent events), or (D) adopt, terminate or amend in any material respect any employee benefit plan of the Company or its subsidiaries or collective bargaining agreement, in each of the foregoing clauses (A)-(D), except as required for compliance with applicable laws or contacts in existence on the date of the Merger Agreement;

(k)

make any representations or issue any communications (in each case, either orally or in writing) to employees that are inconsistent with the Merger Agreement or the transactions contemplated thereby, including any representations regarding offers of employment from Pegasystems (except that, prior to sending any written communications (including electronic communications) to its current employees regarding the Merger Agreement or the transactions contemplated hereby (except as specifically required by applicable laws) the Company will consult with Pegasystems);

(l)	change any of its methods of accounting or accounting practices or principles in any material respect other than as required by U.S. generally accepted accounting principles;

(m)

make or change any material tax election (except for elections made in the ordinary course of business consistent with past practice), adopt or change any material accounting method in respect of taxes (except for elections made in the ordinary course of business consistent with past practice), settle or compromise any material tax liability, or consent to any extension or waiver of any limitation period with respect to any claim or assessment for material taxes;

(n)

knowingly release, waive or assign any material claims or rights, or pay, discharge or satisfy any material liabilities, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

(o)	make any loan or extension of credit to any person other than in the ordinary course of business consistent with past practice;

(p)

make any capital expenditure that is not contemplated by the capital expenditure budget set forth on the disclosure schedule furnished by the Company pursuant to the Merger Agreement, except that the Company or any of its subsidiaries (i) may make any capital expenditures not on such budget that does not individually exceed $50,000 in amount, and (ii) may make any capital expenditures not on such budget that, when added to all other capital expenditures not on such budget made by the Company and its subsidiaries since the date of the Merger Agreement, would not exceed $100,000 in the aggregate;

(q)	make any material purchases of fixed assets, spares or other long-term assets, other than in the ordinary course of business consistent with past practice;

(r)

except as otherwise expressly provided under any certain Contract in existence on the date of the Merger Agreement and set forth on the disclosure schedule furnished by the Company pursuant to the Merger Agreement, accelerate or release any vesting condition to the right to exercise any Option, Warrant, Stock-Based Awards or other right to purchase or otherwise acquire any shares of the Company’s capital stock, or accelerate or release any right to repurchase shares of its capital stock upon termination of employment or services with it or pursuant to any right of first refusal, except in any of the foregoing cases as may be required pursuant to the Company’s equity compensation plans or contracts in effect as of the date of the Merger Agreement;

(s)

make any material changes with respect to the management, supervisory or other key personnel of the Company or any of its subsidiaries, or any termination of employment of a material number of employees;

(t)

commence or settle any legal proceeding, other than legal proceedings commenced for the routine collection of bills in the ordinary course of business consistent with past practice, and other than the settlement of legal proceedings disclosed on the disclosure schedule furnished by the Company in the manner set forth therein;

(u)

make any material revaluation of its assets, including writing down the value of capitalized inventory, spares, long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable in excess of $250,000, other than in the ordinary course of business consistent with past practice, as required under U.S. generally accepted accounting principles, as specifically required by applicable law, or to the extent accounts receivable reserved against in the unaudited consolidated balance sheet of the Company and its subsidiaries as of

December 31, 2009, which is included in the Company’s Report on Form 10-Q filed with the SEC for the fiscal quarter ended December 31, 2009; or

(v)	enter into a binding agreement or make any other commitment to take any of the actions described in foregoing.

Non-solicitation Obligation. Upon the entering into of the Merger Agreement, the Company agreed that it will, and will cause its subsidiaries and its and their representatives to, immediately cease any and all existing activities, discussions or negotiations with respect to any Alternative Acquisition Proposal (as defined below), and, upon Pegasystems’ written request, it agrees that it will request the prompt return or destruction of all non-public information previously furnished to any person with which the Company, its subsidiaries or its or their representatives have engaged in any such activities within the 12 month period preceding the date of the Merger Agreement.

The Company has also agreed that it will not, and will cause its subsidiaries not to, and will not authorize or knowingly permit any of its or any of its subsidiaries’ representatives to, directly or indirectly:

•

solicit, initiate, seek or knowingly encourage, knowingly facilitate or induce the announcement, making or submission of any inquiry, expression of interest, proposal or offer (in each case, whether binding or non-binding), whether to the Company or its stockholders, by any person or “group” (within the meaning of Section 13(d) of the Exchange Act) relating to any transaction or series of transactions involving:

•

a merger or consolidation or similar business combination transaction involving the Company or any of its subsidiaries, pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than 80% of the equity interests in the surviving or resulting entity immediately following such transaction;

•

any purchase or acquisition (by means of a tender offer, exchange offer or otherwise) of “beneficial ownership” (within the meaning of Section 13(d) of the Exchange Act) of more than 20% of the voting securities or fully-diluted equity of the Company outstanding after giving effect to the consummation of such purchase or acquisition;

•

any sale, lease, exchange, transfer, license (other than in the ordinary course of business consistent with past practice) or other disposition (including by way of joint venture) of assets of the Company or any of its subsidiaries (including capital stock or other ownership interests in any such subsidiary) representing more than 20% of the aggregate fair market value of the consolidated assets of the Company and its subsidiaries, taken as a whole;

•	any liquidation, dissolution, winding up, reorganization or recapitalization of the Company; or

•

the declaration or payment of any extraordinary dividend, whether of cash or other property, by the Company (any such inquiry, expression of interest, proposal or offer set forth in this bullet and the four (4) bullets immediately above, other than those relating to the transactions among Pegasystems, Purchaser and the Company contemplated by the Merger Agreement, being referred to as an “Alternative Acquisition Proposal”);

•

engage in any discussions or negotiations with any person concerning, or provide any non-public information regarding the Company or any of its subsidiaries to, or grant access to the Company’s books, records, personnel, offices or properties to, or otherwise cooperate with, any person or “group” that is known to be seeking to make or has made, an Alternative Acquisition Proposal;

•

waive, release, terminate, modify or fail to enforce any provision of any contractual “standstill” or equivalent obligation of any person (except that in the event that the Company receives a bona fide written Alternative Acquisition Proposal that it is permitted to respond to pursuant to the provisions described in the next paragraph, this will not preclude the Company from responding to such Alternative Acquisition Proposal submitted to the Company by a party that is bound by a “standstill” or equivalent agreement subject to compliance with the other provisions of the Merger Agreement);

•

take any action to render any provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL), any provision of the Rights Agreement, or any restrictive provision of any applicable anti-takeover provision in the Company’s charter documents, inapplicable to any person (other than Pegasystems, Purchaser or any of their affiliates) or any Alternative Acquisition Proposal (and, to the extent permitted thereunder, the Company will promptly take all steps necessary to terminate any waiver that may have been heretofore granted to any such Person or any Alternative Acquisition Proposal under any such provisions); or

•

other than any confidentiality agreement executed in accordance with the Merger Agreement, and without limiting the Company’s right to terminate the Merger Agreement in order to enter into a definitive agreement relating to a Superior Proposal (as defined below), execute or enter into any letter of intent, memorandum of understanding, agreement in principle or similar document or any Contract contemplating or otherwise relating to an Alternative Acquisition Proposal.

Notwithstanding anything to the contrary contained in the Merger Agreement, if at any time from and after the date of the Merger Agreement and prior to the Acceptance Time, the Company receives a bona fide written Alternative Acquisition Proposal which did not result from a breach of its non-solicitation obligation contained in the Merger Agreement,

•	the Company and our representatives may engage in any such negotiations and provide any such information if:

•

the Company’s Board of Directors determines in good faith (after consultation with an independent financial advisor of nationally recognized reputation and outside legal counsel) that such Alternative Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal,

•

the Company’s Board of Directors determines in good faith (after consultation with outside legal counsel) that failure to do so would reasonably be expected to result in a breach by the Company’s Board of Directors of its fiduciary duties to the holders of Company Shares under applicable law,

•

prior to engaging in any such negotiations or providing any such non-public information, the Company gives Pegasystems written notice of the identity of such person and of the Company’s intention to engage in such negotiations or providing such non-public information in accordance with the Merger Agreement, and

•

prior to providing any such non-public information, the Company receives from such person an executed confidentiality agreement containing (A) limitations on the use and disclosure of all non-public information directly or indirectly provided to such person by or on behalf of the Company, the terms of which are not less restrictive of such person than the Confidentiality Agreement, dated February 16, 2009, between Pegasystems and the Company, as amended (the “Confidentiality Agreement”), and (B) a “standstill” provision, the term of which is at least as long as the term of the “standstill” provision contained in the Confidentiality Agreement and the terms of which are not less restrictive of such person than the terms in the Confidentiality Agreement (provided that notwithstanding the foregoing, such “standstill” provision will not either (1) prohibit such person from delivering, or otherwise limit the right of such person to deliver further, written non-public Alternative Acquisition Proposals to the Company, or (2) preclude the Company from responding to any such Alternative Acquisition Proposals submitted to the Company by such person, in each case, subject to compliance with the other provisions of the non-solicitation provisions contained in the Merger Agreement), which confidentiality agreement must not include any provision having the actual or purported effect of restricting the Company from fulfilling its obligations under the Merger Agreement or the Confidentiality Agreement, and (3) prior to or concurrent with providing any such non-public information, the Company makes such non-public information available to Pegasystems (to the extent such non-public information has not been previously made available by the Company to Pegasystems); and

•	the Company may terminate the Merger Agreement in accordance its terms to enter into a definitive agreement relating to a Superior Proposal.

As promptly as practicable after receipt (and in any event within 24 hours after receipt) by the Company, any of its subsidiaries or its or their representatives of any Alternative Acquisition Proposal or any request for non-public information or any expression of interest or inquiry that would reasonably be expected to lead to an Alternative Acquisition Proposal, the Company must provide Pegasystems with written notice of the material terms and conditions of such Alternative Acquisition Proposal, request, expression of interest or inquiry; the identity of the person or “group” making any such Alternative Acquisition Proposal, request, expression of interest or inquiry; and a copy of all written materials provided by or on behalf of such person or “group” in connection with such Alternative Acquisition Proposal, request, expression of interest or inquiry. In addition, the Company must inform Pegasystems as promptly as practicable (and in any event within 24 hours after the Company learns of such material development, material modification or proposed material modification) with respect to any material development relating to such Alternative Acquisition Proposal, request, expression of interest or inquiry and material modification or proposed material modification thereto, and promptly provide Pegasystems with copies of such development, material modification and proposed material modification if they are in writing (and in any event within 24 hours after receipt), and will promptly (and in any event within 24 hours after delivery or receipt) provide Pegasystems a copy of all written materials (including by email or otherwise in electronic format) subsequently provided by or to it in connection with such Alternative Acquisition Proposal, request, expression of interest or inquiry. The Company must provide Pegasystems with 48 hours’ prior notice (or such lesser prior notice as is provided to the members of the Company’s Board of Directors) of any meeting of the Company’s Board of Directors at which the Company’s Board of Directors could reasonably be expected to consider any Alternative Acquisition Proposal, including to consider whether such Alternative Acquisition Proposal is a Superior Proposal.

Nothing contained in the Merger Agreement will prohibit the Company or its Board of Directors from (i) making any disclosure to the holders of Shares if the Company’s Board of Directors determines in good faith (after consultation with outside legal counsel) that the failure to make such disclosure would reasonably be expected to result in a breach by the Company’s Board of Directors of its fiduciary duties to holders of the Shares under applicable laws, or (ii) complying with Rule 14d-9, Rule 14e-2 or Item 1012(a) of Regulation M-A under the Exchange Act, but the foregoing will not be deemed to permit the Company’s Board of Directors or any committee thereof to make a Change in Recommendation (as defined below) except as expressly permitted by the Merger Agreement.

Under the Merger Agreement, “Superior Proposal” means any bona fide written Alternative Acquisition Proposal that the Company receives at any time from and after the date of the Merger Agreement and prior to the Acceptance Time which did not result from a breach of the Company’s non-solicitation obligations under the Merger Agreement that (a) would result in the direct or indirect acquisition by a person or “group” other than Pegasystems or Purchaser of more than 50% of the capital stock of the Company or of more than 50% of the fair market value of the consolidated assets of the Company and its subsidiaries, taken as a whole, and (b) the Company’s Board of Directors determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and outside legal counsel, taking into account, among other things, the legal, financial, regulatory, timing and other aspects of such Alternative Acquisition Proposal and the person or

“group” making such Alternative Acquisition Proposal, (i) is more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger Agreement, (ii) provides for consideration to such stockholders consisting exclusively of cash and/or publicly traded common stock and for which financing, to the extent required by such person or “group” making such Alternative Acquisition Proposal, is then fully committed, executed by all parties, and has no material conditions other than those in the definitive agreement relating to such Alternative Acquisition Proposal and (iii) is reasonably likely to be consummated on the terms proposed.

Change in Board Recommendation. Notwithstanding anything to the contrary contained in the Merger Agreement, the Company’s Board of Directors may, at any time prior to the Acceptance Time: (a) withhold, withdraw or qualify (or amend or otherwise modify in a manner adverse to Pegasystems or Purchaser), or publicly propose to withhold, withdraw or qualify (or amend or otherwise modify in a manner adverse to Pegasystems or Purchaser), the unanimous recommendation of the Company’s Board of Directors that stockholders of the Company tender their Shares pursuant to the Offer and (to the extent necessary) adopt the Merger Agreement; or (b) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Alternative Acquisition Proposal (any action described in the foregoing, a “Change in Recommendation”), solely in response to either (A) a Superior Proposal that has not been withdrawn, or (B) an Intervening Event (as defined below) that has occurred and is (or the effect of which is) continuing if, in each such case, it determines in good faith (after consultation with outside legal counsel) that failure to do so would reasonably be expected to constitute or result in a breach by the Company’s Board of Directors of its fiduciary duties to the holders of Shares under applicable laws.

Prior to any Change in Recommendation, however, the Company must have delivered to Pegasystems written notice at least five (5) days prior to effecting such Change in Recommendation which must (a) state that the Company intends to effect a Change in Recommendation and the manner in which it intends to do so, and (b) comply with the requirements of a Superior Proposal Notice (see Section 13 of this Offer to Purchase entitled “Transaction Documents; the Merger Agreement; Termination”) or describe the circumstances of the Intervening Event, as applicable.

Under the Merger Agreement, an “Intervening Event” means, with respect to the Company and its subsidiaries, a material event that was not known to the Company’s Board of Directors as of the date of the Merger Agreement nor reasonably foreseeable by the Company’s Board of Directors as of the date of the Merger Agreement, which event becomes known to the Company’s Board of Directors prior to the Acceptance Time; provided, however, that in no event will (i) the receipt, existence or terms of an Alternative Acquisition Proposal (whether or not a Superior Proposal) or any event arising therefrom, relating thereto or any consequence thereof, constitute an Intervening Event, or (ii) any action taken by the Company or any of its subsidiaries after the date of the Merger Agreement (whether in breach of the Merger Agreement or otherwise) with the intention of causing an Intervening Event to occur, or any event arising therefrom, relating thereto or any consequence thereof, constitute an Intervening Event.

Director and Officer Indemnification and Insurance. The Merger Agreement provides that, from and after the Acceptance Time until the sixth anniversary of the Effective Time, Pegasystems will cause the Company (including as the surviving corporation of the Merger) and its subsidiaries, to fulfill and honor in all respects the obligations of the Company and its subsidiaries pursuant to: (i) each indemnification agreement in effect as of the date of the Merger Agreement between the Company or any subsidiary of the Company and each individual who is or was an officer or director of the Company or any of its subsidiaries at or at or at any time prior to the Acceptance Time (an “Indemnified Party”), in each case, that have been made available to Pegasystems prior to the date of the Merger Agreement; and (ii) any indemnification, exculpation from liability or advancement of expenses provision set forth in the certificate of incorporation and bylaws or equivalent organizational documents of the Company or any of its subsidiaries as in effect on the date of the Merger Agreement. In addition, the certificate of incorporation and bylaws of the Company (as the surviving corporation of the Merger) must contain the provisions with respect to indemnification, exculpation from liability and advancement of expenses set forth in the Company’s certificate of incorporation and bylaws on the date of the Merger Agreement and, from and after the Acceptance Time until the sixth anniversary of the Effective Time, such provisions must not be amended, repealed or otherwise modified in any manner that could adversely affect in any material respect the rights thereunder of any Indemnified Party. From and after the Acceptance Time until the sixth anniversary of the Effective Time, Pegasystems agreed to cause the Company (including as the surviving corporation of the Merger) and its subsidiaries to maintain in effect the exculpation, indemnification and advancement of expenses provisions set forth in the certificate of incorporation and bylaws or equivalent organizational documents of each subsidiary of the Company as in effect on the date of the Merger Agreement, and must not permit the amendment, repeal or other modification of any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party.

Further, during the period commencing at the Acceptance Time and ending on the sixth anniversary of the Effective Time, Pegasystems agreed to indemnify and hold harmless each Indemnified Party against and from any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, legal proceeding, arbitration, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, legal proceeding, arbitration, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to any action or omission or alleged action or omission in such Indemnified Party’s capacity as a director or officer of the Company or subsidiary of the Company or other affiliate of the Company, whether occurring prior to, at or after the Acceptance Time, except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to Pegasystems or the Company (as the surviving corporation of the Merger) a written notice asserting a valid claim for indemnification under the Merger Agreement, then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, from and after the Acceptance Time until the sixth anniversary of the Effective Time, Pegasystems must, and must cause the Company (as the surviving corporation of the Merger) to, advance, prior to the final disposition of any claim, legal proceeding, arbitration, investigation or inquiry for which indemnification may be sought under the Merger Agreement, promptly following request by an Indemnified Party therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Party in connection with any such claim, legal proceeding, arbitration, investigation or inquiry upon receipt of an undertaking by such Indemnified Party to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification.

From the Acceptance Time through the sixth anniversary of the Effective Time, Pegasystems must cause to be maintained in effect, for the benefit of the Indemnified Parties, the current level and scope of directors’ and officers’ liability insurance coverage as set forth in the Company’s current directors’ and officers’ liability insurance policies in effect as of the date of the Merger Agreement; except that: (i) in no event will Pegasystems be required to expend in any one year an amount in excess of 250% of the annual premium payable by the Company as of the date of the Merger Agreement with respect to such current policy; and (ii) in lieu of the foregoing, the Company may obtain a prepaid “tail” policy prior to the Acceptance Time, which policy covers those persons who are currently covered by the Company’s current directors’ and officers’ liability insurance policies in effect as of the date of the Merger Agreement for a period ending no later than the sixth anniversary of the Effective Time.

Filings and Other Actions. Each of the Company, Pegasystems and Purchaser agreed to (a) promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the HSR Act, the Exchange Act and other applicable laws with respect to the Offer and the Merger and (b) use commercially reasonable efforts to take, or cause to be taken, and to do, or cause to be done, and to assist and cooperate with the other parties to the Merger Agreement in doing, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by the Merger Agreement, including using all commercially reasonable efforts to accomplish the following: (w) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with governmental entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any governmental entity; (x) the obtaining of all necessary consents, approvals or waivers from third parties (and in connection with seeking such consents, waivers and approvals from third parties, each party must keep the other parties reasonably informed of all developments material to the obtaining of such consents, waivers and approvals, and must, at any other party’s request, include such other party in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder); (y) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated thereby; and (z) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement. Without limiting the generality of the foregoing, each of the Company, Pegasystems and Purchaser (A) must promptly provide all information requested by any governmental entity in connection with any of the other transactions contemplated by the Merger Agreement, (B) must use its reasonable best efforts to promptly take, and cause its affiliates to take, all actions and steps necessary to obtain any clearance or approval required to be obtained from the U.S. Federal Trade Commission, the U.S. Department of Justice, any state attorney general, any foreign competition authority or any other governmental entity in connection with any of the transactions contemplated by the Merger Agreement, (C) must use its reasonable best efforts to avoid any administrative or judicial action or legal proceeding instituted (or threatened to be instituted) by a governmental entity challenging, or seeking to prohibit the consummation of, the transactions contemplated by the Merger Agreement or seeking to impose an Antitrust Restraint (except that, that notwithstanding the foregoing or any other provision of the Merger Agreement to the contrary, in no event will Pegasystems or any of its subsidiaries be obligated to litigate or participate in any such litigation of any administrative or judicial action or legal proceeding, brought by any governmental entity), and (D) to the extent such action becomes a condition to granting clearance under the HSR Act or any other Significant Required Governmental Approval (as defined below), will agree to and use reasonable best efforts to implement any divestiture or similar transaction that would not reasonably be expected to materially and adversely impair the benefits expected to be derived from the transactions contemplated hereby (except that in the case of the Company any such divestiture or similar transaction is conditioned on the Acceptance Time having occurred).

Without limiting the generality of the foregoing, each party to the Merger Agreement will (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any governmental entity with respect to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement, (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding, and (iii) promptly inform the other parties of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other governmental entity regarding the Offer or the Merger. Each party to the Merger Agreement also agreed to consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding. In addition, except as may be prohibited by any governmental entity or by any legal requirement, in connection with any such request, inquiry, investigation, action or legal proceeding, each party to the Merger Agreement will permit authorized representatives of the other parties to be present at each meeting or conference with representatives of any governmental entity relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any governmental entity in connection with such request, inquiry, investigation, action or legal proceeding.

Without limiting the generality of the foregoing, each of the Company, Pegasystems and Purchaser agreed to use its commercially reasonable efforts to cause all Offer Conditions to be satisfied on a timely basis (to the extent the satisfaction of such Offer Conditions is within such party’s direct or indirect control).

Under the Merger Agreement, “Antitrust Restraint” means an injunction, ruling or order: (a) prohibiting or limiting in any respect, or placing any conditions on, the ownership or operation by the Company, Pegasystems or any of their respective affiliates of all or any material portion of the business or assets or any product or service of the Company and its subsidiaries or Pegasystems and its aubsidiaries, as applicable, or requiring any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any material portion of the business or assets or any material product or service of Company and its subsidiaries or Pegasystems and its subsidiaries, as applicable, in each case as a result of or in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement; (b) directly or indirectly imposing limitations on the ability of Pegasystems or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Shares on all matters properly presented to the Company’s stockholders; (c) directly or indirectly prohibiting Pegasystems or any of its affiliates from effectively controlling in any respect any material portion of the business or operations of the Company or its subsidiaries; or (d) directly or indirectly preventing the Company or its subsidiaries from operating any of their businesses in substantially the same manner as operated by the Company and its subsidiaries immediately prior to the date of the Merger Agreement.

Under the Merger Agreement, “Significant Required Governmental Approval” means any approval or clearance required to be obtained by Pegasystems, Purchaser or the Company from any governmental entity to permit the acceptance for payment of Shares tendered pursuant to the Offer and the acquisition of Shares pursuant to the Merger, except that any such approval or clearance will not be deemed to be a “Significant Required Governmental Approval” unless the acceptance for payment of Shares tendered pursuant to the Offer without first obtaining such approval or clearance would reasonably be expected to materially and adversely impair the benefits expected to be derived by Pegasystems from the transactions contemplated by the Merger Agreement.

Termination. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned:

(a)	by mutual consent of the Company and Pegasystems, at any time prior to the Acceptance Time;

(b)

by the Company, if Purchaser has materially breached its obligation to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer in accordance with the Merger Agreement, except the Company is not permitted to terminate the Merger Agreement pursuant to the foregoing if the Company is not prepared to file immediately with the SEC, and to disseminate to holders of Shares, the Schedule 14D-9;

(c)

by Pegasystems or the Company at any time after the date that is four (4) months after the date of the Merger Agreement (the “End Date”) and prior to the Acceptance Time if the Acceptance Time has not occurred on or before the End Date (except that neither Pegasystems nor the Company are permitted to terminate the Merger Agreement pursuant to the foregoing if the failure of such party (or any affiliate of such party) to perform any covenant or agreement contained in the Merger Agreement required to be performed by such party (or any affiliate of such party) at or prior to the Acceptance Time resulted in or was a primary cause of the failure of the Acceptance Time to have occurred on or before the End Date), except that if, on the End Date, the conditions that (i) the waiting period under the HSR Act must have expired or otherwise have been terminated, and (ii) that any Significant Required Governmental Approval must have been obtained (see Section 15 of this Offer to Purchase entitled “Conditions to the Offer”) has not been satisfied, then the End Date will automatically be extended until the date that is six months following the date of the Merger Agreement;

(d)

by Pegasystems or the Company, if there is any law enacted after the date of the Merger Agreement and remaining in effect that makes the acceptance for payment of or payment for Shares tendered pursuant to the Offer illegal or that prohibits the consummation of the Merger, or any court of competent jurisdiction has issued a permanent injunction prohibiting the acceptance for payment of or payment for Shares tendered pursuant to the Offer or prohibiting the consummation of the Merger and such injunction has become final and non-appealable;

(e)

by Pegasystems at any time prior to the Acceptance Time, if: (i) the Company’s Board of Directors shall has effected a Change in Recommendation or the Company’s Board of Directors or any committee thereof has publicly approved any Alternative Transaction Proposal; (ii) the Company has failed to include in the Schedule 14D-9 the unanimous recommendation of the Company’s Board of Directors that stockholders of the Company tender their Shares pursuant to the Offer and (to the extent necessary) adopt the Merger Agreement or has amended the Schedule 14D-9 to exclude such unanimous recommendation; (iii) an Alternative Acquisition Proposal is publicly announced or disclosed, and the Company’s Board of Directors fails to issue a press release that rejects such Alternative Acquisition Proposal or reaffirm (publicly, if so requested), without any conditions attached thereto, its recommendation in favor of the Merger Agreement, the Offer and the Merger and the other transactions contemplated thereby within ten (10) business days after Pegasystems requests in writing such rejection and/or that such recommendation be reaffirmed; (iv) a tender offer or exchange offer relating to any Shares (other than the Offer or any other offer by Pegasystems or its affiliates) has been commenced and the Company has sent to its stockholders, pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) business days after such tender offer or exchange offer is first published, sent or given, a statement disclosing that the Company’s Board of Directors recommends rejection of such tender offer or exchange offer and reaffirms, without any conditions attached thereto, its recommendation in favor of the Merger Agreement, the Offer and the Merger; or (v) there has been a willful and material breach by the Company or any of its subsidiaries of their non-solicitation covenants under the Merger Agreement, or a breach of such covenants by any of their respective representatives that has resulted in an Alternative Acquisition Proposal;

(f)

by the Company at any time prior to the Acceptance Time, if: (i) at any time from and after the date of the Merger Agreement and prior to the Acceptance Time, the Company has received a bona fide written Alternative Acquisition Proposal that the Company’s Board of Directors has determined in good faith (after consultation with an independent financial advisor of nationally recognized reputation and outside legal counsel) constitutes a Superior Proposal; (ii) at least five (5) days have elapsed since the Company has notified Pegasystems in writing that it intends to terminate the Merger Agreement in accordance with this provision to enter into a definitive agreement relating to such Superior Proposal, which notice must (A) describe the material terms and conditions of, and the identity of the person or “group” making, the Superior Proposal, and (B) attach a copy of the current version of such agreement and all other materials and information delivered by or to the person or “group” making the Superior Proposal in connection with such Superior Proposal (a “Superior Proposal Notice”) (it being understood that (x) the Superior Proposal Notice will not constitute a Change in Recommendation for purposes of the Merger Agreement, and (y) any change to the financial terms of such Superior Proposal or any change to any other material term or condition of such Superior Proposal will require a new Superior Proposal Notice and a new three (3) day period commencing on the date of notification by the Company to Pegasystems of such change and compliance with this provision with respect to such notice and proposal); (iii) if requested by Pegasystems, the Company has made its representatives available to discuss and negotiate in good faith with Pegasystems’ representatives any proposed modifications to the terms and conditions of the Merger Agreement during the five (5) day period following delivery by the Company to Pegasystems of such Superior Proposal Notice (or the three (day) period following any change to the financial terms or any other material term or condition of such Superior Proposal that requires a new Superior Proposal Notice); and (iv) if Pegasystems delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of the Merger Agreement during such five (5) day period or three (3) day period, as applicable, the Board of Directors of the Company has determined in good faith, after considering the terms of such offer by Pegasystems (and after consultation with an independent financial advisor of nationally recognized reputation and outside legal counsel), that the Superior Proposal giving rise to such Superior Proposal Notice continues to be a Superior Proposal and such Superior Proposal has not been withdrawn;

(g)

by Pegasystems at any time prior to the Acceptance Time, if: (i) the representations and warranties of the Company contained in Section 3 of the Merger Agreement have become inaccurate or have been breached (in each case, except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all respects as of such date or time), such that the Offer Condition relating to the accuracy of such representations and warranties would not be satisfied; or (ii) the Company’s covenants or agreements contained in the Merger Agreement has been breached such that the Offer Condition relating to the compliance with such covenants or agreements would not be satisfied, except that Pegasystems may not terminate the Merger Agreement under this provision on account of such inaccuracy or breach unless such inaccuracy or breach is incurable, or if curable, is not cured prior to the earlier of (x) thirty (30) days following the date that Pegasystems gives the Company notice of such inaccuracy or breach, and (y) the End Date, and except that Pegasystems will not be permitted to terminate the Merger Agreement pursuant to this provision if, at the time of delivery of such notice: (A) any covenant or agreement of Pegasystems or Purchaser contained in the Merger Agreement has been breached in any material respect, and such breach has not been cured; or (B) there is an inaccuracy in or breach of any representation or warranty of Pegasystems or Purchaser contained in Section 4 of the Merger Agreement in any material respect, and such inaccuracy or breach has not been cured;

(h)

by the Company at any time prior to the Acceptance Time, if (i) the representations and warranties of Pegasystems or Purchaser contained in Section 4 of the Merger Agreement have become inaccurate or been breached (in each case, except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all respects as of such date or time), and the inaccuracy in or breach of such representations and warranties has a material adverse effect on Purchaser’s ability to purchase and pay for the Shares validly tendered and not withdrawn pursuant to the Offer or Pegasystems’ ability to pay for the Shares exchanged for cash pursuant to the Merger; or (ii) Pegasystems’ or Purchaser’s covenants or agreements contained in the Merger Agreement have been breached and such breach has a material adverse effect on Purchaser’s ability to purchase and pay for the Shares validly tendered and not withdrawn pursuant to the Offer or Pegasystems’ ability to pay for the Shares exchanged for cash pursuant to the Merger, except that the Company is not permitted to terminate the Merger Agreement under this provision on account of such inaccuracy or breach unless such inaccuracy or breach is incurable, or if curable, is not cured prior to the earlier of (x) thirty (30) days following the date that the Company gives Pegasystems notice of such inaccuracy or breach, and (y) the End Date; and except that the Company will not be permitted to terminate the Merger Agreement pursuant to this provision if, at the time of delivery of such notice: (A) any covenant or agreement of the Company contained in the Merger Agreement has been breached in any material respect, and such breach has not been cured, or (B) there is an inaccuracy in or breach of any representation or warranty of the Company contained in Section 3 of the Merger Agreement in any material respect, and such inaccuracy has not been cured;

(i)

by Pegasystems at any time prior to the Acceptance Time if at any time from and after the date of the Merger Agreement and prior to the Acceptance Time, any event has occurred and is continuing or condition or set of circumstances exist that, individually or in the aggregate, has had a Company Material Adverse Effect; and

(j)

by Pegasystems or the Company, if the Offer (as it may have been extended pursuant to the Merger Agreement) expires as a result of the non-satisfaction of one or more Offer Conditions in a circumstance where Purchaser has no further obligation to extend the Offer pursuant to the Merger Agreement, without Purchaser having accepted for payment any Shares tendered pursuant to the Offer; except that neither Pegasystems nor the Company be permitted to terminate the Merger Agreement pursuant to this provision if the non-satisfaction of any Offer Condition resulted from or was primarily caused by the failure of such party (or any affiliate of such party) to perform any covenant or agreement required to be performed by such party (or any affiliate of such party) at or prior to the Acceptance Time.

In the event of the termination of the Merger Agreement as provided above, the Merger Agreement will be of no further force or effect, except that (a) the terms of Section 5.7 (Publicity), Section 7.2 (Effect of Termination), Section 7.3 (Termination Fee) and Section 8 (Miscellaneous Provisions) of the Merger Agreement will survive the termination of the Merger Agreement and will remain in full force and effect, and (b) the termination of the Merger Agreement will not relieve any party to the Merger Agreement from any liability for any intentional and material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement by such party. Without limiting the generality of the foregoing, in the Merger Agreement Pegasystems and Purchaser acknowledged and agreed that any failure of Pegasystems or Purchaser to satisfy its obligation to accept for payment or pay for Shares in accordance with the provisions of the Merger Agreement following satisfaction of the Offer Conditions, and any failure of Pegasystems to cause the Merger to be effected following satisfaction of the conditions set forth in Section 6 of the Merger Agreement, will be deemed to constitute an intentional and material breach of a covenant of the Merger Agreement. The Confidentiality Agreement will not be affected by a termination of the Merger Agreement.

Under the Merger Agreement, “Company Material Adverse Effect” means any effect, event, condition or set of circumstances (collectively, “Effects”), individually or when taken together with all other effects, events, conditions or sets of circumstances, that has had (x) a material adverse effect on the business, operations, assets (tangible and intangible) and liabilities (taken together), results of operations or financial condition of the Company and its subsidiaries, taken as a whole, or (y) a material adverse effect on the ability of the Company to perform its obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement, except that none of the following will be deemed, individually or in the aggregate, to constitute, and none of the following will be taken into account in determining whether there has been a Company Material Adverse Effect: (a) any adverse Effect to the extent arising from or otherwise relating to: (i) general economic, political or financial market conditions; (ii) any facts, circumstances or conditions generally affecting any of the industries or industry sectors in which the Company or its subsidiaries operate; (iii) any change in GAAP or any law or the interpretation thereof; (iv) any act of terrorism or war; (v) the announcement or pendency of the Merger Agreement, the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement; (vi) any failure of the Company to meet internal or analysts’ expectations or projections (it being understood, however, that the facts or circumstances giving rise to such failure may be taken into account in determining whether there has been or would be a Company Material Adverse Effect if such facts and circumstances are not otherwise excluded pursuant to clause “(a)” or clause “(b)” of this definition); (vii) compliance by the Company with the terms of the Merger Agreement; or (viii) any adverse Effect arising out of certain litigation disclosed in the confidential disclosure schedule furnished by the Company to Pegasystems pursuant to the Merger Agreement (but only to the extent such litigation is based on the claims, allegations, facts and circumstances underlying such litigation and existing as of the date of the Merger Agreement) (provided that the Effects described in subclauses “(i)” through “(iii)” of this clause “(a)” will be taken into account in determining the existence or absence of a Company Material Effect to the extent of any disproportionate impact they have on the Company and its subsidiaries taken as a whole, as compared to the other companies in the industry in which the Company and its subsidiaries operate); and (b) any decline in the Company’s stock price in and of itself (it being understood, however, that the facts or circumstances giving rise to any such decline may be taken into account in determining whether there has been or would be a Company Material Adverse Effect if such facts and circumstances are not otherwise excluded pursuant to clause “(a)” or clause “(b)” of this definition).

Expenses; Termination Fee. Except as set forth in the next two paragraphs, each party to the Merger Agreement will pay its own expenses incident to preparing for, entering into and carrying out the Merger Agreement and the transactions contemplated thereby.

If the Merger Agreement is validly terminated pursuant to paragraph (e) or (f) under “Termination” above, then, within one (1) business day after the termination of the Merger Agreement pursuant to paragraph (e) under “Termination” above or simultaneously with the termination of the Merger Agreement pursuant to paragraph

(f) under “Termination” above, the Company is required to cause to be paid to Pegasystems a termination fee in the amount of $5,600,000.

If (i) the Merger Agreement is validly terminated by Pegasystems or the Company pursuant to paragraph (c) under “Termination” above, by Pegasystems or the Company pursuant to paragraph (j) under “Termination” above by reason of the Minimum Condition not having been satisfied, or by Pegasystems pursuant to clause “(ii)” of paragraph (g) under “Termination” above, (ii) at or prior to the time of the termination of the Merger Agreement a person or “group” has publicly disclosed or otherwise communicated to the Company’s Board of Directors an Alternative Acquisition Proposal (and such Alternative Acquisition Proposal has not been withdrawn prior to the time of the termination of the Merger Agreement), and (iii) within 365 days after the date of termination of the Merger Agreement, the Company or one of our subsidiaries has entered into a definitive agreement with respect to an Alternative Acquisition Proposal or an Alternative Acquisition Proposal has been consummated (except that, in each case, for purposes of this clause (iii) of this paragraph, each reference to “20%” or “80%” in the definition of Alternative Acquisition Proposal will be deemed to be a reference to “50%”), then, concurrently with the occurrence of the applicable event described in clause (iii) of this paragraph, the Company will cause to be paid to Pegasystems a termination fee in the amount of $5,600,000.

Tender and Voting Agreements

The following individuals, as owners of Shares, Shares held as Stock-Based Awards and Shares issuable upon exercise of outstanding Options next to their names below, entered into tender and voting agreements with Pegasystems and Purchaser (the “Tender and Voting Agreements”) that, among other things, with respect to all Shares beneficially owned or acquired prior to any termination of such Tender and Voting Agreements by such individuals, (i) restrict the transfer of their Shares except under certain circumstances, (ii) obligate them to vote their Shares in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and against approval of any proposal made in opposition to, or in competition with, consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement, and (iii) obligate them to tender all their Shares in the Offer not later than the tenth (10th) business day after commencement of the Offer.

Stockholder	Shares Owned	Stock-Based Awards	Shares issuable upon exercise of outstanding Options
Marchai Bruchey	—	75,000	49,000
Dan Gaudreau	41,848	41,848	—
Raymond Gerber	2,500	23,500	61,000
Charlie Hoffman	41,848	41,848	—
PK Karnik	30,000	115,000	174,000
Peter Norman	33,333	131,000	216,000
Bill Raduchel	65,910	65,910	41,000
David Springett	41,848	41,848	65,000
Steve Springsteel	60,000	256,000	815,000
Rick Stevens	41,848	41,848	22,916
Allen Swann	41,848	41,848	—
David Zuckerman	16,666	66,000	108,000

Based on the number of Shares outstanding as of March 12, 2010, as represented by the Company in the Merger Agreement, the number of Shares owned by the stockholders that entered into the Tender and Voting Agreements and eligible to be tendered in the Offer represent approximately 1% of the Company’s issued and outstanding Shares. This summary is qualified in its entirety by reference to the Form of Tender and Voting

Agreement, which is filed as Exhibit 10.1 to the Form 8-K filed by Pegasystems on March 15, 2010 and is incorporated by reference herein.

Confidentiality Agreement

Pegasystems and the Company entered into the Confidentiality Agreement in connection with both parties’ evaluation of the potential business relationship that resulted in the Offer. Pursuant to the Confidentiality Agreement, subject to certain customary exceptions, Pegasystems and the Company agreed to keep confidential all non-public information received from the other party. Pegasystems and the Company also agreed that the non-public information furnished pursuant to the confidentiality agreement would be used solely for the purpose of evaluating the potential business relationship that resulted in the Offer and would not be publicly disclosed. If requested, both parties are required to return or destroy the written non-public information furnished pursuant to the Confidentiality Agreement. This summary is qualified in its entirety by reference to the Confidentiality Agreement itself, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule TO.

Amendment to Rights Agreement

On March 14, 2010, prior to the execution of the Merger Agreement, the Company’s Board of Directors approved an amendment to the Rights Agreement (the “Amendment”). The Amendment, among other things, rendered the Rights Agreement inapplicable to the Offer, the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement. The Amendment provides that the execution and delivery of Merger Agreement, or the consummation of the Offer and/or Merger, will not result in either Pegasystems or Purchaser being deemed an “Acquiring Person” (as such term is defined in the Rights Agreement) or an “Interested Stockholder” (as such term is defined in the Rights Agreement). In addition, the Amendment provides that a “Shares Acquisition Date” (as such term is defined in the Rights Agreement) will not occur, and that “Rights” (as such term is defined in the Rights Agreement) will not separate from the Shares, in each case, by reason of the approval or execution of the Merger Agreement, the announcement or consummation of the Merger, or consummation of the Offer or the transactions contemplated by the Merger Agreement. This summary is qualified in its entirety by reference to the Amendment itself, which is filed as Exhibit 4.1 to the Form 8-K filed by the Company on March 15, 2010 and is incorporated by reference herein.

14.	Dividends and Distributions.

The Merger Agreement provides that the Company will not, among other things, declare, set aside or pay any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s capital stock, or any purchase, redemption or other acquisition by the Company or any of its subsidiaries of any of the Company’s capital stock or any other securities of the Company or its subsidiaries or any Option, any Warrant, any Stock-Based Award, or rights to acquire any such shares or other securities other than (i) repurchases from holders of shares issued pursuant to Options or Stock-Based Awards following their termination pursuant to the terms of their pre-existing award agreements and (ii) as may be required pursuant to the Rights Agreement as in effect on the date of the Merger Agreement. See Section 13 of this Offer to Purchase entitled “The Transaction Documents.”

15.	Conditions to Purchaser’s Obligations.

Purchaser shall not be obligated to accept for payment, and (subject to the rules and regulations of the SEC) shall not be obligated to pay for, and may delay the acceptance for payment of, any Shares validly tendered and not withdrawn pursuant to the Offer (and not theretofore accepted for payment or paid for), and to the extent permitted by the Merger Agreement, permit the Offer to expire, unless, upon the expiration of the Offer (as it may have been extended pursuant to the Merger Agreement):

•

there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of Shares that, together with all Shares (if any) beneficially owned by Pegasystems and its affiliates, represent a majority of the total number of Shares outstanding at the time of the expiration of the Offer (determined on a fully diluted basis but disregarding any options to purchase Shares having an exercise price per share greater than the Offer Price);

•	the waiting period under the HSR Act must have expired or otherwise have been terminated; and

•	any Significant Required Governmental Approval must have been obtained.

Furthermore, Purchaser shall not be required to accept for payment, and (subject to the rules and regulations of the SEC) shall not be obligated to pay for, and may delay the acceptance for payment of, any Shares validly tendered and not withdrawn pursuant to the Offer (and not theretofore accepted for payment or paid for), and to the extent permitted by the Merger Agreement, may terminate or amend the Offer, if any of the following additional conditions has not be satisfied or have been waived in writing by Pegasystems:

•

the representations and warranties of the Company contained in Sections 3.1(a), 3.2, 3.3(a), 3.3(b), 3.3(c), 3.20, 3.23, 3.24, 3.25 and 3.26 of the Merger Agreement must have been true and correct in all material respects when made and must be true and correct in all material respects as of the expiration of the Offer (as it may have been extended) as if made at and as of such time (other than any such representation or warranty that is made only as of a specified date, which must have been true and correct in all material respects as of such specified date), except, in the case of Section 3.3(a), with respect to deviations in the Company’s actual fully diluted capitalization (including outstanding shares of the Company’s capital stock, Options, Stock-Based Awards and Warrants) from the Company’s fully diluted capitalization as set forth in Section 3.3(a) of the Merger Agreement by an amount that does not exceed one percent (1%) of such fully diluted capitalization; and (ii) the other representations and warranties of the Company contained in Section 3 of the Merger Agreement must have been true and correct in all respects when made and must be true and correct as of the expiration of the Offer (as it may have been extended) as if made at and as of such time (other than any such representation or warranty that is made only as of a specified date, which must have been true and correct as of such specified date); except that notwithstanding anything to the contrary contained in the Merger Agreement, this condition will be deemed to be satisfied even if any of such representations and warranties are not so true and correct unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Company Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties will be disregarded);

•

the covenants or agreements of the Company contained in the Merger Agreement that are required to have been complied with or performed by the Company prior to the time Shares are first accepted pursuant the Offer must have been complied with or performed in all material respects;

•

since the date of the Merger Agreement, no event, condition or set of circumstances has occurred and is continuing that has had, or would reasonably be expected to have, a Company Material Adverse Effect;

•

the Company has delivered to Pegasystems a certificate duly executed on behalf of the Company by the chief executive officer or chief financial officer of the Company dated as of the Initial Expiration Date certifying that the conditions specified in paragraphs (a), (b) and (c) above have been duly satisfied;

•

there must not have been issued since the date of the Merger Agreement, by any court of competent jurisdiction, an injunction (that has not been vacated, withdrawn or overturned and that otherwise remains in effect) that prohibits the acceptance for payment of Shares tendered pursuant to the Offer or that prohibits the consummation of the Merger;

•

there must not have been enacted since the date of the Merger Agreement and remain in effect any law that prohibits the acceptance for payment of Shares tendered pursuant to the Offer or that prohibits the consummation of the Merger;

•

there must not be pending or threatened any legal proceeding, whether criminal, civil, administrative, investigative or otherwise, at law or in equity, by a governmental entity (i) that seeks to prohibit the acceptance for payment of Shares tendered pursuant to the Offer or the consummation of the Merger, or (ii) where an unfavorable judgment would have, or would reasonably be expected to have, a Company Material Adverse Effect or a Parent Material Adverse Effect; and

•	the Merger Agreement must not have been validly terminated in accordance with Section 7 of the Merger Agreement.

Under the Merger Agreement, “Parent Material Adverse Effect” means any effect, event, condition or set of circumstances, individually or when taken together with all other effects, events, conditions or sets of circumstances, that has had or would reasonably be expected to have a material adverse effect on the ability of Pegasystems or Purchaser to perform their respective obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement.

The foregoing conditions are for the sole benefit of Pegasystems and Purchaser and, subject to the terms and conditions of the Merger Agreement, may be waived by Pegasystems and Purchaser, in whole or in part at any time and from time to time prior to the expiration date in the sole discretion of Pegasystems, except that the Minimum Condition can be waived only with the prior written consent of the Company. The failure by Pegasystems and Purchaser to waive any of the conditions to the Offer will not be deemed to be a waiver of any such right to waive any conditions to the Offer (other than the Minimum Condition) each such waiver right will be deemed an ongoing right that may be asserted at any time and from time to time.

16.	Certain Regulatory and Legal Matters.

Except as set forth in this Section 16, Purchaser is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. However, Purchaser and Pegasystems, together with their advisors, are continuing to review whether any other approval or other action will be required by any other governmental or administrative agency in connection with the Offer and the Merger. Should any such approval or other action be required, it will be sought, but Purchaser has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to Purchaser’s right to decline to purchase Shares if any of the Offer Conditions has not been satisfied. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions.

Antitrust Matters. The HSR Act provides that the acquisition of Shares by Purchaser may not be consummated unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice (the “Division”) and the Federal Trade Commission (the “FTC”) and certain waiting period requirements have been satisfied. The rules promulgated by the FTC under the HSR Act require the filing of a Notification and Report Form (the “Form”) with the Division and the FTC by Pegasystems and the Company and provide that the acquisition of Shares under the Offer may not be consummated earlier than fifteen (15) days after receipt of the Form by the Division and the FTC from Pegasystems. Within such fifteen (15) day period the Division or the FTC may request additional information or documentary material from Pegasystems and the Company. In the event of such request, the acquisition of Shares under the Offer may not be consummated until ten (10) days after receipt of such additional information or documentary material by the Division or the FTC from Pegasystems. Pegasystems filed its Form with the Division and the FTC on March 18, 2010 and the Company filed its Form with the Division and the FTC on March 19, 2010.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for trading on Nasdaq. Pegasystems currently intends to and will cause the Surviving Corporation to terminate the registration of the Shares under the Exchange Act following completion of the Merger.

State Takeover Laws. A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 15 of this Offer to Purchase entitled “Conditions to Purchaser’s Obligations”.

Legal Proceedings. On March 16, 2010, each of Bruce Bennett and Louis Suba, and on March 22, 2010, Susan Paskowitz, filed separate class action lawsuits in the Superior Court of the State of California, County of Santa Clara, purportedly on behalf of the stockholders of the Company, against the Company, the Company’s

Board of Directors, certain of the Company’s officers, Pegasystems and Purchaser alleging, among other things, that the Company, its Board of Directors and certain of its officers, aided and abetted by Pegasystems and Purchaser, breached their fiduciary duties owed to the Company’s stockholders in connection with the proposed acquisition of the Company by Pegasystems and Purchaser. The complaints seek, among other things, an injunction against the Offer and rescission of the Offer and Merger to the extent it has been implemented.

17.	Appraisal Rights.

No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, the Company’s stockholders who did not tender their Shares in the Offer and who did not vote in favor of adoption of the Merger Agreement (if a vote of the stockholders is held) will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are met, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders’ vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the Offer Price.

In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

The foregoing summary of the rights of stockholders exercising dissenters rights of appraisal under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under the DGCL. The exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL which will be set forth in their entirety in the information statement for the Merger, unless the Merger is effected as a short-form merger, in which case they will be set forth in the notice of merger.

18.	Fees and Expenses.

Except as set forth below, neither Purchaser nor Pegasystems will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will upon request be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

Purchaser has retained Innisfree M&A Incorporated as Information Agent and American Stock Transfer & Trust Company, LLC, as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent and the Depositary also will be indemnified by Purchaser against certain liabilities in connection with the Offer.

19.	Miscellaneous.

The Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. However, we may, in our sole discretion, take such action as we may deem necessary to make the Offer in any jurisdiction and extend the Offer to holder of Shares in such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Purchaser other than as contained in this Offer to Purchase or in the Letter of Transmittal, and, if any such information or representation is given or made, it should not be relied upon as having been authorized by Purchaser.

Purchaser has filed with the SEC a statement on Schedule TO, pursuant to Rule 14d-3 promulgated under the Exchange Act, furnishing certain information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 of this Offer to Purchase entitled “Certain Information Concerning the Company.”

Maple Leaf Acquisition Corp.

March 24, 2010

ANNEX I

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser are set forth below as of March 24, 2010. The business address of each director and officer is in care of Pegasystems Inc., 101 Main Street, Cambridge, MA 02142. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Purchaser.

None of the directors and officers of Purchaser listed below has, during the past five years (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and officers listed below are citizens of the United States.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Craig Dynes	55

Mr. Dynes has been a director and Treasurer of Purchaser since March 2010. Mr. Dynes joined Pegasystems in September 2006 as Chief Financial Officer and Senior Vice President. Mr. Dynes also served as the Company’s principal accounting officer from November 2007 until May 2008. From 2004 to 2006, Mr. Dynes served as Chief Financial Officer at Demandware, a venture-backed enterprise software firm. From 2003 to 2004, Mr. Dynes served as President and CEO of Narad Networks, a manufacturer of equipment for the cable television industry. From 1997 to 2002, Mr. Dynes served as Chief Financial Officer of SilverStream Software, Inc., an application development software company. Prior to SilverStream, Mr. Dynes held senior financial positions at Sybase Inc. and Powersoft Corp. Mr. Dynes is a graduate of the Richard Ivey School of Business Administration, the University of Western Ontario and is a Canadian Chartered Accountant.

Shawn Hoyt	41

Mr. Hoyt has been a director and Secretary of Purchaser since March 2010. Mr. Hoyt has been Vice President and General Counsel for Pegasystems since 2004. Prior to joining Pegasystems, Mr. Hoyt served as Corporate Counsel for Sapient Corporation and, before joining Sapient, he was a senior associate with the law firm of Choate, Hall & Stewart LLP.

Alan Trefler	54

Mr. Trefler has been a director and President of Purchaser since March 2010. Mr. Trefler, a founder of Pegasystems, has served as Chief Executive Officer and Chairman of the Board of Directors since Pegasystems was organized in 1983. Prior to 1983, he managed an electronic funds transfer product for TMI Systems Corporation, a software and services company. Mr. Trefler holds a B.A. degree in economics and computer science from Dartmouth College.

DIRECTORS AND EXECUTIVE OFFICERS OF PEGASYSTEMS

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Pegasystems are set forth below as of March 24, 2010. The business address of each director and executive officer is Pegasystems Inc., 101 Main Street, Cambridge, MA 02142. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment currently with Pegasystems.

None of the directors and executive officers of Pegasystems listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and executive officers listed below are citizens of the United States.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Directors:
Craig Conway	55

Mr. Conway has been a Director since March 2009. From April 1999 to October 2004, Mr. Conway served as President and Chief Executive Officer of PeopleSoft, Inc., an enterprise application software company. Mr. Conway also served as President and Chief Executive Officer of One Touch Systems, Inc., from November 1996 to February 1999 and TGV Software, Inc., from September 1993 to March 1996. Prior to that Mr. Conway held executive management positions at a variety of leading technology companies including Executive Vice President at Oracle Corporation. Mr. Conway also serves as a director of Unisys Corporation, Kazeon Systems, Inc., Advanced Micro Devices, Inc., eMeter, Inc., and Salesforce.com, Inc. Mr. Conway received a B.S. from the State University of New York at Brockport.

Peter Gyenes	64

Mr. Gyenes has been a Director of Pegasystems since March 2009. Mr. Gyenes has four decades of experience in global technical, sales, marketing, and general management positions within the software and computer systems industries. He is currently the non-executive chairman of Sophos plc, a global security software company. He is an active investor and board member focusing on technology market opportunities. Mr. Gyenes also serves on the board of Lawson Software, Inc., a global provider of enterprise software solutions, Netezza Corporation, a provider of data warehouse appliances, VistaPrint Limited, a global e-commerce provider of marketing services to small businesses, as well as a number of privately held technology companies, and is a trustee emeritus of the Massachusetts Technology Leadership Council. Mr. Gyenes served on the board of Bladelogic, Inc., (until 2008), webMethods, Inc., (until 2007) and Applix, Inc., (until 2007). He served as Chairman and CEO of Ascential Software, as well as of its predecessor companies VMark Software, Ardent Software

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History

and Informix, and led its growth into the data integration market leader, from 1996 until it was acquired by IBM in 2005. Previously, Mr. Gyenes served as President and CEO of Racal InterLan, Inc., and in executive positions at Data General Corporation, Encore Computer Corporation and Prime Computer, Inc. Earlier in his career, he held sales and technical positions at Xerox Data Systems and IBM. He is a graduate of Columbia University where he received both his B.A. in mathematics and his M.B.A. degree. Mr. Gyenes was awarded the 2005 New England Region Ernst & Young Entrepereneur of the Year award in Software.

Richard H. Jones	58

Mr. Jones joined Pegasystems in October 1999, serving as President and Chief Operating Officer until September 2002. Mr. Jones was a part-time employee of Pegasystems from July 2002 to July 2007. He was elected a Director of Pegasystems in November 2000, and became Vice Chairman in September 2002. From 1995 to 1997, he served as a Chief Asset Management Executive and member of the Operating Committee at Barnett Banks, Inc., which at the time was among the nation’s 25 largest banks. He served as Chief Executive Officer of Fleet Investment Services, a brokerage and wealth management organization from 1991 to 1995. His prior experience also includes serving as Executive Vice President with Fidelity Investments, an international provider of financial services and investment resources, and as a principal with the consulting firm of Booz, Allen & Hamilton. Mr. Jones holds an undergraduate degree from Duke University, with majors in both economics and management science. He also holds an M.B.A. degree from the Wharton School of the University of Pennsylvania. Since June 1995, Mr. Jones has served as Chairman of Jones Boys Ventures, a retailer. Mr. Jones is also currently a Trustee of Episcopal High School in Jacksonville, Florida.

Steven F. Kaplan	54

Mr. Kaplan has been a Director of Pegasystems since August 1999. In December 2000, he was elected a member of our Audit Committee, and in April 2004, he was elected a member of our Nominating Committee. Mr. Kaplan has served as a general partner of Riverside Partners, LLC, a private equity firm, since October 2006. He has been President of Kaplan Advisors LLC, a financial and strategy consulting firm, since January 2004. He was a Managing Director of The Audax Group, a private equity and venture capital firm, from January 2000 until December 2003. From 1998 to 2000, Mr. Kaplan was affiliated with Texas Pacific Group, a private equity firm, and he served as President, Chief Operating Officer and Chief Financial Officer of Favorite Brands International Holding Corp., a confectionery company controlled by Texas Pacific Group.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History

From 1996 to 1997, Mr. Kaplan was Executive Vice President and Chief Financial Officer of the Coleman Company, Inc., an international manufacturer of camping, outdoor recreation and hardware equipment. Mr. Kaplan holds an M.S. in Management, a B.S. in Electrical Engineering and, Computer Science and a B.S. in Management Science from the Massachusetts Institute of Technology.

James P. O’Halloran	78

Mr. O’Halloran has been a Director of Pegasystems since 1999. In November of 2004, he was elected a member of our Audit and Nominating Committees, and in April 2005, he was elected a member of our Compensation Committee. From June 1999 to August 2001, he was the Senior Vice President, Chief Financial Officer, Treasurer, and Secretary of Pegasystems. From 1991 to 1999 he served as President of G & J Associates, Ltd., a financial consulting firm. From 1956 to 1990, he was with the international accounting firm of Arthur Andersen LLP, serving as an audit partner from 1967 to his retirement in 1990. From August 2002 to February 2004, Mr. O’Halloran served as President and Chief Operating Officer of FabTech Industries of Brevard, Inc., a certified supplier of precision components for the aerospace, defense, medical, fuel cell and high tech industries. From 2004 to 2009, he served as a director of Omtool, Ltd., a software firm focusing on electronic business document exchange systems.

Alan Trefler*	54

Mr. Trefler a founder of Pegasystems, has served as Chief Executive Officer and Chairman of the Board of Directors since Pegasystems was organized in 1983. Prior to 1983, he managed an electronic funds transfer product for TMI Systems Corporation, a software and services company. Mr. Trefler holds a B.A. degree in economics and computer science from Dartmouth College.

Executive Officers:
Craig Dynes	55

Mr. Dynes joined Pegasystems in September 2006 as Chief Financial Officer and Senior Vice President. Mr. Dynes also served as the Company’s principal accounting officer from November 2007 until May 2008. From 2004 to 2006, Mr. Dynes served as Chief Financial Officer at Demandware, a venture-backed enterprise software firm. From 2003 to 2004, Mr. Dynes served as President and CEO of Narad Networks, a manufacturer of equipment for the cable television industry. From 1997 to 2002, Mr. Dynes served as Chief Financial Officer of SilverStream Software, Inc., an application development software company. Prior to SilverStream, Mr. Dynes held senior financial positions at Sybase Inc. and Powersoft Corp. Mr. Dynes is a graduate of the Richard Ivey School of Business Administration, the University of Western Ontario and is a Canadian Chartered Accountant.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Efstathios Kouninis	48

Mr. Kouninis joined Pegasystems in April 2008 as Vice President of Finance. In May 2008, the Board of Directors appointed Mr. Kouninis as the Company’s Chief Accounting Officer. From February 2006 to April 2008, Mr. Kouninis served as Chief Financial Officer and Treasurer of Tasker Products Corporation, a publicly traded manufacturer of antimicrobial chemicals. From November 2004 to February 2006, Mr. Kouninis served on the Staff of the Division of Corporation Finance of the U. S. Securities and Exchange Commission. Mr. Kouninis holds a Post Baccalaureate in Accounting, a M.S. in taxation from Bentley College, and a B.S. from the University of Massachusetts.

Douglas Kra	47

Mr. Kra joined Pegasystems in November 2004 as Vice President of Global Services. From 2002 to 2004, Mr. Kra served as Vice President at eLoyalty Corp., a consulting company specializing in customer relationship management. From 2000 to 2001, Mr. Kra served as President of Zefer Corp., an internet consulting firm. Prior to Zefer, Mr. Kra spent ten years at Cambridge Technology Partners Inc. in a variety of senior roles. He holds a B.A. in Computer Science from Brandeis University and an M.B.A. in finance from the New York University Stern School of Business.

Max Mayer	60

Mr. Mayer joined Pegasystems in 2004 as Vice President of Corporate Development. In November 2008, Mr. Mayer was promoted to Senior Vice President of Corporate Development. From 1999 to 2004, Mr. Mayer served as President and CEO of The Mayer Group, a management consulting firm. From 1995 to 1996, Mr. Mayer was President of Norstan, a publicly traded communications company. Prior to 1995, Mr. Mayer spent 15 years with Digital Equipment Corporation. He holds a B.A. from the University of Pennsylvania, an M.B.A. from Boston University, and completed executive education at Insead in Fontainebleau, France.

Michael Pyle	55

Mr. Pyle joined Pegasystems in 1985 and has served as Senior Vice President of Product Development since August 2000. Including his positions with Pegasystems, Mr. Pyle’s professional background encompasses almost thirty years of software development and managerial experience throughout Europe and the U.S. Mr. Pyle completed his B.C.S. specializing in Computer Science and Systems Programming at the Civil Service College in London.

Alan Trefler*	54	See above.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Leon Trefler	49

Mr. Trefler joined Pegasystems in April 1998 as an Account Executive for Strategic Business Development. Since then he has held various senior sales management positions across the Company and in Channel Sales. In 2002, he launched the commercialization of PRPC. From April 2007 to January 2010, Mr. Trefler served as Vice President of Sales, North America and in January 2010, Mr. Trefler was promoted to Senior Vice President of Sales. Mr. Trefler holds a B.A. degree from Dartmouth College.

*	Serves as both an executive officer and director of Pegasystems.

The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

By Mail or Overnight Courier:	By Facsimile Transmission:	By Hand:

American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	(718) 234-5001	American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane Concourse Level New York, NY 10038

For assistance call (877) 248-6417 or (718) 921-8317

If you have questions or need additional copies of this Offer to Purchase or the Letter of Transmittal, you can call the Information Agent at its address and telephone number set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free (888) 750-5834

Banks and Brokers may call collect (212) 750-5833